Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

TULSA WINCH, INC.,

BLOUNT, INC.

AND

DOVER INDUSTRIAL PRODUCTS, INC.

i

SCHEDULES AND EXHIBITS

Schedule 1.1(a)	Seller’s Retained Liabilities
Schedule 1.1(b)	Working Capital Schedule
Schedule 4.2	Approvals and Consents
Schedule 4.3(d)	Outstanding Indebtedness
Schedule 4.4	Financial Statements
Schedule 4.5	Events Subsequent to Reference Balance Sheet
Schedule 4.6	Title to Assets
Schedule 4.7	Compliance with Laws
Schedule 4.8	Litigation
Schedule 4.9	Tax Matters
Schedule 4.10	Environmental Matters
Schedule 4.11	Intellectual Property
Schedule 4.12(a)	Owned Real Property
Schedule 4.12(d)	Leases or Grants of Owned Real Property
Schedule 4.13	Employee Benefits
Schedule 4.13(e)	Benefit Plan
Schedule 4.14	Material Contracts
Schedule 4.16	Insurance
Schedule 4.17	Affiliate Transactions
Schedule 4.18	Licenses and Permits
Schedule 4.19	Customer and Suppliers
Schedule 4.21	Accounts Receivable
Schedule 4.22	Powers of Attorney; Authorized Signatories
Schedule 4.23	Product Warranties
Schedule 5.3	Purchaser Consents
Schedule 5.5	Parent Financial Statements
Schedule 6.2(b)	Existing Contracts Mandating Payments to Employees
Schedule 7.2(d)	Required Consents
Schedule 7.2(e)	Agreements to be Terminated
Schedule 10.4(k)	Environmental Documents

Exhibit A	Release
Exhibit B	Assignment and Assumption Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 30, 2010, by and among Tulsa Winch, Inc., a Delaware corporation (“Purchaser”), Blount, Inc., a Delaware corporation (“Seller”), and, solely for the purposes set forth in Article V, Article VI, Article X and Article XII of this Agreement, Dover Industrial Products, Inc., a Delaware corporation (“Parent”).  Purchaser, Seller and Parent are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein are defined in Section 1.1.

WHEREAS, Seller owns all of the issued and outstanding capital stock (the “Outstanding Stock”) of Gear Products, Inc., an Oklahoma corporation (the “Company”);

WHEREAS, Purchaser is an Affiliate of Parent; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Outstanding Stock, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1             Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Access Agreement” means the Access Agreement by and between Purchaser and the Company dated as of August 4, 2010.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Business” means the business of the Company as conducted on the date of this Agreement.

“Business Day” means any day excluding Saturday, Sunday, any day that is a legal holiday under the laws of the State of Oklahoma, and any day on which banking institutions located in the State of Oklahoma are authorized or required by law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means any business that consists of selling, marketing, manufacturing or servicing rotational swing drive bearings, worm and planetary gear drives, hoists, hydraulic pump drives or winches for original equipment manufacturers in North America.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Seller and Dover Corporation dated April 20, 2010.

“Contract” means any written agreement, contract, obligation, commitment or undertaking.

“Customer Survey Agreement” means the Customer Survey Agreement by and among the Company, Purchaser and Clarity Consulting dated as of August 3, 2010.

“Environmental Laws” means all federal and state statutes or regulations concerning the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission or release of Hazardous Substances, and those relating to the health and safety of workers and the public as affected by environmental conditions, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act and, to the extent related to environmental conditions, the Occupational Safety and Health Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlled Group Member” means any Person that, together with Seller, the Company or any of their Affiliates, as of the relevant measuring date, is (or was) required to be treated as single employer under Section 414 of the Code.

“ERISA Event” means, with respect to Seller, the Company or any ERISA Controlled Group Member, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Seller, the Company or any ERISA Controlled Group Member from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Title IV Plan; (e) the failure by Seller, the Company or any ERISA Controlled Group Member to make, when due, required contributions to a Title IV Plan; (f) the loss of the qualified status of any Benefit Plan; or (g) the termination of a Benefit Plan described in Section 4064 of ERISA.

“Estimated Working Capital Adjustment Amount” means Estimated Working Capital minus Target Working Capital.

“Foreign Official” means any foreign government official, any official of a political party in a foreign country or any candidate for political office in a foreign country, and any employee of a company which is owned directly or indirectly in whole or in part by a foreign government.

“Fundamental Representations” means the representations set forth in Sections 3.1, 3.2(a), 3.3, 3.5, 4.1, 4.2, 4.3, 4.6 and 4.20.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Governmental Entity” means any United States or foreign federal, state or local government or any court, administrative agency, or government authority acting under the authority of the United States federal, state or local government.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous, radioactive, or toxic substance, asbestos, petroleum, petroleum products or by-products, the presence of which requires investigation or remediation under any Environmental Laws.

“Heat Treat Machine” means the G10-01 New Induction Hardening Machine, also known as the GearPro Machine, which the Company has purchased from InductoHeat pursuant to purchase order number 551227.

“Indebtedness” of any Person means, without duplication, all indebtedness of such Person for borrowed money.  Indebtedness shall not include trade liabilities and accrued expenses incurred and payable in the ordinary course of business.

“Intellectual Property” means (i) United States patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (ii) United States trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (iii) United States copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (iv) Internet domain names and registrations thereof, and (v) confidential ideas, trade secrets, computer software, including source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Knowledge” means, with respect to the Company or Seller, the actual knowledge after reasonable inquiry of Ervin Rock, David McCarthy, Brian Shrum, Tim Simmons, Bill Alford, Cal Jenness, Dick Irving, Mark Allred and Chad Paulson.  For these purposes, “actual knowledge” refers to the actual (and not imputed and constructive) knowledge and conscious awareness of specific facts or circumstances related to the applicable representation or warranty.  For these purposes, “reasonable inquiry” means (i) review of the relevant sections of this Agreement and corresponding schedules, (ii) inquiry of individual employees of the Company likely to have knowledge of a particular subject (with no obligation to make any inquiries outside of the Company or to any third parties), and (iii) review of Company documents consisting of non-archived files that are reasonably anticipated to be relevant to the inquiry.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of a Governmental Entity.

“Liens” means any mortgage, pledge, lien, security interest, charge, claim, or other encumbrance.

“Losses” means, with respect to any Person, any liabilities, costs, damages, deficiencies, penalties, fines or other losses or expenses incurred by such Person.

“Material Adverse Effect” means any effect or change that would be materially adverse to (i) the financial condition or results of operations of the Company, (ii) the Business or (iii) the ability of the Company to perform its material obligations under this Agreement; provided that none of the following shall be deemed to constitute, or taken into account in determining whether there has been, a Material Adverse Effect: (x) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the industry in which the Company operates, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) any change or amendment to any law or other Legal Requirement or any change in the manner in which any law or Legal Requirement is or may be enforced, or (6) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, including any reaction of customers, suppliers or employees of the Company, and (y) any action taken by Purchaser or any of its Affiliates or representatives.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or that are being contested by appropriate proceedings, (ii) statutory Liens of landlords for amounts not yet delinquent, (iii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet delinquent, (iv) Liens attaching to inventory held by consignees in the ordinary course of business, (v) zoning, building codes and other land use regulations imposed by any Governmental Entity, (vi) Liens created by any act of Purchaser, (vii) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Owned Real Property, (viii) matters of plat with respect to the Owned Real Property, (ix) oil, gas, and mineral rights of record against the Owned Real Property, and (x) easements, rights-of-way, covenants, conditions, restrictions and other similar matters, all of which do not materially impair the use or occupancy of the Owned Real Property or other assets in the operation of the Business by the Company.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture or an unincorporated organization.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Reference Balance Sheet” means the unaudited balance sheet of the Company as of June 30, 2010, a copy of which is attached hereto as Schedule 4.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Retained Liabilities” means those liabilities which are identified on Schedule 1.1(a) attached hereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock or interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Target Working Capital” means $2,434,610.82.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” means any and all income, excise, real or personal property, sales, use, gross receipts, service, value added, license, net worth, transfer, withholding, employment and recording taxes, charges, fees, levies or other assessments imposed by the Internal Revenue Service or any other taxing authority, together with any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Title IV Plan” means any Benefit Plan subject to Title IV of ERISA.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under a Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Seller, the Company or any ERISA Controlled Group Member as a result of such transaction.

“Working Capital” means, as of the Closing Date and subject to the adjustments set forth in the next succeeding sentence, the current assets of the Company minus the current liabilities of the Company (other than the current portion of Indebtedness, including accrued interest). Working Capital shall be calculated (i) in accordance with GAAP and (ii) in the same manner, using the same accounting principles, methods, assumptions, practices and categories as were used in the preparation of the Working Capital Schedule. Notwithstanding the foregoing, Working Capital shall exclude (i) amounts due to or from the Company’s Affiliates, and (ii) Seller’s Retained Liabilities.

“Working Capital Schedule” means Schedule 1.1(b) attached hereto.

Section 1.2             Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Allocation Schedule	11.8(c)
Agreement	Preamble
Benefit Plan	4.13(a)
Cap Amount	10.4(b)
Closing	2.3
Closing Date	2.3
Company	Recitals
Deductible	10.4(c)
Defaulting Party	9.2
Designated Accounting Firm	2.4(d)
Environmental Documents	10.4(k)
Environmental Permits	4.10(b)
Estimated Working Capital	2.4(a)
Excess Working Capital	2.4(f)
Final Purchase Price	2.2
Final Working Capital	2.4(f)
Financial Statements	4.4
GECC	7.2(c)
Indemnified Person	10.2(a)
Indemnifying Person	10.2(b)
Initial Purchase Price	2.2
Interest	2.4(f)
IRS	4.13(b)
Material Contracts	4.14
Notice of Claim	10.2(a)
Objection Notice	10.2(a)
Outside Date	9.1(b)
Outstanding Stock	Recitals
Owned Intellectual Property	4.11
Owned Real Property	4.12(a)
Parent	Preamble
Parent Financial Statements	5.5

Party P	Preamble
Permits	4.18
Phase II ESA	10.4(k)
Post-Closing Straddle Period	11.3(a)
Pre-Closing Straddle Period	11.3(a)
Products Liability Claim	10.1(b)
Purchaser	Preamble
Purchaser Indemnification Claim	10.1(a)
Purchaser Indemnified Persons	10.1(a)
Purchaser Plans	8.3
Purchaser’s Closing Date Certificate	2.4(b)
Purchaser’s Closing Date Balance Sheet	2.4(b)
Recognized Environmental Conditions	10.4(k)
Release	6.8
Response Actions	10.4(k)
Section 338 Election	11.8(a)
Seller	Preamble
Seller Indemnified Persons	10.1(c)
Seller Objections	2.4(d)
Seller’s Closing Date Certificate	2.4(a)
Straddle Period	11.2
Tax Claim	11.5(a)
Tax Contest	11.5(b)
Third-Party Notice	10.2(b)
Transfer Taxes	12.1(b)
Work	8.5(a)
Working Capital Shortfall	2.4(f)

Section 1.3             Interpretation.  Unless otherwise indicated (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of this Agreement, (b) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular Section or paragraph hereof, (c) the word “including” means “including, but not limited to”, (d) words importing the singular will also include the plural, and vice versa, (e) any reference to any federal, state, local, or foreign statute or law includes reference to all rules and regulations promulgated thereunder, all amendments thereof and any successor or replacement statute, law, rule or regulation, (f) words of any gender include the other gender, (g) references to a number of days refer to calendar days, unless such reference is specifically to “Business Days,” and (h) all monetary amounts are expressed in U.S. dollars.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1             Purchase and Sale.  At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer, and deliver to Purchaser, the Outstanding Stock.

Section 2.2             Purchase Price.  At the Closing, Purchaser shall pay to Seller for the Outstanding Stock an aggregate purchase price of $24,900,000, plus or minus the Estimated Working Capital Adjustment Amount set forth on the Seller’s Closing Date Certificate (the “Initial Purchase Price”). The Initial Purchase Price shall be payable at the Closing in the manner described in Section 2.5 below and shall be subject to adjustment after the Closing as provided in Section 2.4 below (such adjusted Initial Purchase Price being the “Final Purchase Price”).

Section 2.3             The Closing.  Subject to Article VII, the closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of DLA Piper LLP (US) in Chicago, Illinois (or at such other location as the Parties may agree upon), commencing at 10:00 a.m. local time on September 30, 2010; provided that all of the conditions set forth in Article VII have been either satisfied or waived. The date of the Closing is referred to as the “Closing Date.”

Section 2.4             Adjustment of the Initial Purchase Price.

(a)           Prior to the Closing Date, Seller shall deliver to Purchaser a certificate (the “Seller’s Closing Date Certificate”) setting forth Seller’s good faith estimate of the Company’s Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital”), calculated in accordance with GAAP and in the same manner, using the same accounting principles, methods, assumptions, practices and categories as were used in the preparation of the Working Capital Schedule.  The Working Capital Schedule shall include (i) the amount of $649,674.98 for inventory surplus/obsolescence (GPI acct. #13486100), and (ii) the amount of $69,709.12 for inventory shrinkage (GPI acct. #13486000).  The Seller’s Closing Date Certificate also shall include a calculation of the Estimated Working Capital Adjustment Amount and the Initial Purchase Price, in each case based upon the Estimated Working Capital.

(b)           Not later than ninety (90) calendar days after the Closing Date, Purchaser shall deliver to Seller a statement setting forth Purchaser’s calculation of the Working Capital as of the close of business on the Closing Date (the “Purchaser’s Closing Date Certificate”), together with the balance sheet of the Company prepared as of the close of business on the Closing Date from which such Purchaser’s Closing Date Certificate was derived (the “Purchaser’s Closing Date Balance Sheet”). The Purchaser’s Closing Date Balance Sheet for purposes of the calculation of the Working Capital set forth in the Purchaser’s Closing Date Certificate shall be calculated in accordance with GAAP and in the same manner, using the same accounting principles, methods, assumptions, practices and categories as were used in the preparation of the Working Capital Schedule. The review of the calculation of the Working Capital set forth in the Purchaser’s Closing Date Balance Sheet in accordance with this Section 2.4 shall be limited to a review of the changes, if any, in the Estimated Working Capital from the amount used to calculate the Initial Purchase Price and not a review of any changes in accounting policy or any other matter.

(c)           During the sixty (60) calendar day period following delivery of the Purchaser’s Closing Date Certificate to Seller, Purchaser shall permit Seller and Seller’s authorized representatives complete and timely access to the books and records, accountant’s work papers, personnel, and facilities of the Company in order to complete their review of the Purchaser’s Closing Date Certificate, the calculation of the Working

Capital reflected therein and the Purchaser’s Closing Date Balance Sheet and Seller and any such representatives shall have the unrestricted right to make copies, extracts or compilations of any such books, records and work papers.

(d)           Within (i) sixty (60) calendar days after its receipt of the Purchaser’s Closing Date Certificate, or (ii) thirty (30) days after the date upon which Seller and Seller’s authorized representatives shall have received the access referred to in Section 2.4(c) above, whichever is later, Seller may either inform Purchaser in writing that the Purchaser’s Closing Date Certificate is acceptable, or object thereto in writing, setting forth its objections (the “Seller Objections”).  If Seller fails to either accept the Purchaser’s Closing Date Certificate or submit the Seller Objections within such period, the Purchaser’s Closing Date Certificate shall be deemed final and acceptable.  If Seller delivers the Seller Objections and Purchaser and Seller do not resolve all such Seller Objections on a mutually agreeable basis within thirty (30) Business Days after Purchaser’s receipt of the Seller Objections, then any Seller Objections as to which Purchaser and Seller cannot agree upon may be submitted by either Purchaser or Seller to a mutually acceptable accounting firm (the “Designated Accounting Firm”) for resolution as provided herein; provided that the Designated Accounting Firm shall not have provided attestation services to either Seller or Purchaser or any of their respective Affiliates during the prior three (3) year period. If Seller and Purchaser cannot agree on a Designated Accounting Firm, then Deloitte LLP shall be the Designated Accounting Firm. The Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Seller Objections and the decision of the Designated Accounting Firm shall be final and binding upon Seller and Purchaser; provided, however, that the Designated Accounting Firm is hereby expressly prohibited from making a determination of the Final Working Capital which is outside of the range of the Working Capital set forth in the Seller’s Closing Date Certificate and the Purchaser’s Closing Date Certificate. Upon the resolution of all Seller Objections (whether by agreement of Purchaser and Seller or the decision of the Designated Accounting Firm), the Purchaser’s Closing Date Certificate shall be revised to reflect the resolution and the Purchaser’s Closing Date Certificate, as so revised, shall be final and binding on Seller and Purchaser. Provided that Purchaser has fully complied with its obligations under Section 2.4(c), if Seller fails to deliver any Seller Objections to Purchaser prior to the expiration of the applicable time period set forth in the first sentence of this Section 2.4(d), the Purchaser’s Closing Date Certificate as delivered by Purchaser shall be final and binding on Seller and Purchaser.

(e)           In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 2.4, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Purchaser or Seller, (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of Purchaser and Seller in resolving any matter which is in dispute, and (v) shall render its decision in writing within thirty (30) days after the disputed items have been submitted to it. The Designated Accounting Firm’s fees, costs and expenses shall be shared by Purchaser and Seller in inverse proportion to the aggregate dollar amount of the Seller Objections resolved in favor of Seller compared to the aggregate dollar amount of the Seller Objections resolved in favor of Purchaser.

(f)            If the Working Capital as of the close of business on the Closing Date as finally determined in accordance with this Section 2.4 (the “Final Working Capital”) exceeds the Estimated Working Capital (the “Excess Working Capital”), Purchaser shall pay an amount equal to the Excess Working Capital to Seller within five (5) Business Days after such final determination by wire transfer of immediately available funds in accordance with instructions provided by Seller to Purchaser prior to the Closing Date. If the Final Working Capital is less than the Estimated Working Capital (the “Working Capital Shortfall”), Seller shall pay an amount equal to the Working Capital Shortfall to Purchaser within five (5) Business Days after such final determination by wire transfer of immediately available funds in accordance with instructions provided by Purchaser to Seller not less than two (2) Business Days prior to the date upon which such payment is due.  In addition to the payment of Excess Working Capital or Working Capital Shortfall, Purchaser or Seller, as applicable, shall pay to the other Party interest calculated from the Closing Date until the date of payment of such Excess Working Capital or Working Capital Shortfall, as applicable, at the rate of six percent (6%) per annum (“Interest”).  Notwithstanding the foregoing, if there is a Working Capital Shortfall and Purchaser failed to timely (i) provide Seller with the Purchaser’s Closing Date Certificate in accordance with Section 2.4(b), or (ii) permit Seller access to the Company’s books and records in accordance with Section 2.4(c), Purchaser shall not be entitled to the payment of any Interest.

(g)           Purchaser and Seller shall treat any payments of Excess Working Capital or Working Capital Shortfall in accordance with Section 2.4(f) as an adjustment to the Initial Purchase Price.

Section 2.5             Payment of the Initial Purchase Price by Purchaser.  At the Closing, subject to the satisfaction or waiver of each of the closing conditions specified in Article VII, Purchaser shall pay to Seller the Initial Purchase Price by wire transfer of immediately available funds in accordance with instructions provided by Seller to Purchaser prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date) as follows:

Section 3.1             Organization; Power; Authorization.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement.  Seller’s execution, delivery and performance of this Agreement and each other Contract executed in connection herewith to which it is a party has been duly authorized by Seller.

Section 3.2             Binding Effect; Non-contravention.

(a)           This Agreement has been duly executed and delivered by Seller. Assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes a valid and binding obligation of Seller which is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           Neither the execution and the delivery of this Agreement nor the performance by Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms of, (ii) constitute a default under, or (iii) result in the creation of any Lien (other than Permitted Lien) upon the Outstanding Stock pursuant to (A) any material Contract to which Seller is a party, (B) the certificate of incorporation or by-laws of Seller, or (C) any Legal Requirement to which Seller is subject.

Section 3.3             Ownership of Stock.  Seller holds good and valid record and beneficial title to the Outstanding Stock, free and clear of any Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws).

Section 3.4             Litigation.  There are no judicial or administrative actions, suits, proceedings (including any arbitration proceedings), orders, claims or investigations pending, affecting or, to the Company’s or Seller’s Knowledge, threatened, against Seller that question the validity, legality or enforceability of this Agreement or any action taken or to be taken by Seller in connection herewith, or seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Section 3.5             Broker.  No broker, finder, agent, representative or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection herewith, based on any agreement or understanding with Seller or any action taken by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on any schedule, Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date) as follows:

Section 4.1             Organization, Qualification and Organizational Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. The Company has all necessary corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 4.2             Non-contravention.  Except as set forth on Schedule 4.2, neither the execution and the delivery of this Agreement nor the performance by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms of, (ii) constitute a default under, (iii) result in the creation of any Lien (other than Liens created by or on behalf of Purchaser) upon any assets of the Company pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any Material Contract to which the Company is a party, (B) the certificate of incorporation or by-laws of the Company, or (C) any Legal Requirement to which the Company is subject.

Section 4.3             Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 500,000 shares of common stock. On the date hereof, 442,936.75 shares of common stock of the Company are issued and outstanding. All of the Outstanding Stock has been duly authorized, is validly issued, fully paid and nonassessable, and on the date hereof is held of record by Seller.

(b)           There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Company is not a party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any equity interests of the Company which will survive the Closing Date.

(c)           The Company does not have any Subsidiaries or any equity investments in any other entity.

(d)           Except as set forth on Schedule 4.3(d), the Company does not have any outstanding Indebtedness or guarantees of Indebtedness.

Section 4.4             Financial Statements.

(a)           The following financial statements for the Company are attached hereto as Schedule 4.4 (collectively, the “Financial Statements”): (i) the Company’s unaudited balance sheet and related statement of income as of and for the year ended December 31, 2009 and (ii) the Company’s Reference Balance Sheet and related unaudited statement of income as of and for the six (6) months ended June 30, 2010. Each Financial Statement has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the financial condition of the Company as of such dates and the results of the Company’s operations for the periods specified; provided, however, that the Financial Statements lack footnotes and other presentation items required by GAAP and the Financial Statements described in clause (ii) above are subject to normal year-end adjustments.

(b)           The Company does not have any liability required to be set forth on a balance sheet prepared in accordance with GAAP, except for (i) liabilities disclosed in the schedules hereto, (ii) liabilities reflected, reserved against, or otherwise described in the Reference Balance Sheet, and (iii) liabilities incurred in the ordinary course of business since June 30, 2010.

Section 4.5             Events Subsequent to the Reference Balance Sheet.  Except as set forth on Schedule 4.5, since June 30, 2010 the Company has operated the Business in all material respects in the usual and ordinary course and consistent with past practices, and the Company has not done any of the following:

(a)           except for Permitted Liens, suffered or permitted any Lien to arise or be granted or created against or upon any of the assets of the Business;

(b)           amended its certificate of incorporation or by-laws or other governing documents;

(c)           made or permitted any amendment, supplement, modification or termination of any Material Contract (as defined below);

(d)           sold, leased, transferred, assigned or otherwise disposed of any of the assets of the Business that, individually or in the aggregate, had a net book value at the time of such sale, lease, transfer, assignment or disposition of $25,000.00 or more; provided, however, that this Section 4.5(d) shall not apply to products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business and consistent with past practices;

(e)           increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms of any employee of the Company (except in the ordinary course of business and consistent with past practices);

(f)            suffered any change in its financial condition (including changes in working capital, assets, properties, liabilities, obligations or reserves) or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect; or

(g)           agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.6             Title to Assets.  Except as set forth on Schedule 4.6, the Company has good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property, free and clear of all Liens except for Permitted Liens.  The assets owned, leased or licensed by the Company, or owned, leased or licensed by Seller and used by the Company in the operation of the Business, constitute all of the property, rights and assets necessary for the Company to own and operate the Business for the same or similar purposes for which, and in the same or similar manner in which, the Business has been owned and operated by the Company prior to the Closing.

Section 4.7             Compliance with Laws.  Except as set forth on Schedule 4.7 (and other than Tax matters addressed in Section 4.9, environmental matters addressed in Section 4.10 and employee benefits matters addressed in Section 4.13), the Company is in compliance in all material respects with all Legal Requirements applicable to the operation of the Business, including, to the extent applicable to the operation of the Business, the Foreign Corrupt Practices Act, the Arms Export Control Act and the International Traffic in Arms Regulations thereunder.

Section 4.8             Litigation.  Except as set forth on Schedule 4.8, there are no claims, actions, suits, arbitrations, inquiries, proceedings (including any arbitration proceedings), orders, or investigations by or before any Governmental Entity pending, affecting or, to the Company’s or Seller’s Knowledge, threatened against the Company. Except as set forth on Schedule 4.8, the Company is not subject to any material outstanding order, judgment or decree of any Governmental Entity.

Section 4.9             Tax Matters.  Except as set forth on Schedule 4.9:

(a)           The Company has timely filed, or timely filed for extensions to file, all material Tax Returns for all years and periods and for all jurisdictions (whether federal, state, local or foreign) in which any such Tax Returns were due and all such Tax Returns were complete and correct in all material respects.

(b)           The Company has timely paid in full all Taxes that are due and payable by the Company.  The total amounts accrued as current liabilities for Taxes in the Financial Statements and the total amounts accrued as current liabilities for Taxes as of the Closing Date are and will be sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by the Company as of the date of the applicable Financial Statement or as of the Closing Date, as applicable.  Without limiting the foregoing, the Company has paid all applicable sales taxes required to be paid by the Company in Oklahoma and the other states in which it sells its products.

(c)           The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and the Company has timely withheld from employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over.

(d)           The Company is not a party to any Tax allocation or sharing agreement.

(e)           The Company has not received written notice of any audits or proceedings currently pending with regard to any Taxes or Tax Returns before any Governmental Entity.

(f)            The Company is not (and has never been) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(g)           The Company has not received written notice of any outstanding subpoenas or written requests for information from any taxing authority with respect to any Taxes.  There are no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which the Company may be liable.

(h)           Seller has made available to Purchaser complete copies of all Tax Returns filed by the Company with respect to any Taxes and all tax audit reports, statements of deficiencies, and closing or other agreements with respect thereto for tax years 2005, 2006, 2007, 2008 and 2009.

(i)            The books and records of the Company, including the Tax Returns, contain accurate and complete information with respect to all material tax elections in effect with respect to the Company.

(j)            The Company has not entered into any compensatory agreements which would result in a nondeductible expense pursuant to Section 280G of the Code.

(k)           The Company has not received written notice of any claims pending against the Company for any Taxes or of any assessment, deficiency or adjustment with respect to any Tax Return of the Company.

(l)            The Company has not received written notice of any claims by a Governmental Entity that are pending and unresolved in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(m)          The Company and Seller are members of an affiliated group filing a consolidated income Tax Return, within the meaning of Section 1504 of the Code, with Blount International, Inc. as the common parent corporation. The Company has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No payment is due or will become due by the Company pursuant to any Tax sharing or similar agreement or arrangement or any Tax indemnification agreement.

(n)           The Company is not a party to any joint venture, partnership or other arrangement which could be treated as a partnership for Federal income tax purposes.

(o)           During the past five (5) years, neither the Company nor any predecessor of the Company has participated in a transaction that would be reportable by, or with respect to, the Company pursuant to Treasury Regulation Section 1.6011-4 or any predecessor thereto.

Section 4.10           Environmental Matters.

(a)           Except as set forth on Schedule 4.10(a), since Seller has owned the Company, the Company is, and has been, in material compliance with all applicable Environmental Laws and has not received any written notice regarding any actual or alleged violation of any Environmental Law that has not been fully and finally resolved.

(b)           Since Seller has owned the Company, the Company has obtained, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws to operate the Business (“Environmental Permits”).

(c)           Except as set forth on Schedule 4.10(c), since Seller has owned the Company, there has been no material release, spill or discharge of any Hazardous Substances on, upon, into or from any site currently or, to the Company’s Knowledge, previously owned, leased or otherwise operated by the Company that has resulted in material liability or that would reasonably be expected to result in material liability to the Company under any applicable Environmental Law.

(d)           There is no action or proceeding pending or, to the Company’s or Seller’s Knowledge, threatened by any Governmental Entity or any other Person against the Company alleging violations of, or liability under, Environmental Laws.

(e)           Since Seller has owned the Company, the Company has not entered into any consent decree or other written agreement with any Governmental Entity in settlement of any alleged material violation of, or material liability under, any applicable Environmental Law, under which decree or agreement the Company has any unfulfilled obligations.

(f)            Except as set forth on Schedule 4.10(f), since Seller has owned the Company, the Company has not received written notice of potential liability under any Environmental Law for any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States.

(g)           Except as set forth on Schedule 4.10(g), to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act or any other Environmental Law stored on, any site owned or operated by the Company, during the time in which the Company has owned or leased such site, except in material compliance with Environmental Laws.

(h)           To the Company’s Knowledge, Seller has given Purchaser access to copies of all material environmental site assessment reports, Environmental Permits and pending Environmental Permit applications which are in writing and which were prepared by or for the Company, in each case as amended and in each case as in the possession or control of the Company.

(i)            There are no products in the current product line of the Company, nor, to the Company’s Knowledge, since Seller has owned the Company have there been any products in any product line or product offering associated with, manufactured by or sold by the Company, that have contained, or contain, asbestos.  There are no actions or proceedings pending, or to the Company’s or Seller’s Knowledge, threatened, in which health related claims relating to asbestos are asserted. To the Company’s or Seller’s Knowledge, since Seller has owned the Company, there have been no actions or proceedings in which health related claims relating to asbestos were asserted.

(j)            Seller acquired the Company on March 3, 1991.

Section 4.11           Intellectual Property.  Schedule 4.11 sets forth a list of each registered, applied for or issued patent, patent application, domain name, trademark, service mark and registration and application therefor of the Company that are material to the operation of the Business (collectively, the “Owned Intellectual Property”).  The Company has good and marketable title to the Owned Intellectual Property, free and clear of all Liens except for Permitted Liens.  Except as set forth on Schedule 4.11, the Company has not received any written notice from any third party claiming that:  (a) the Company does not and has not materially infringed any Intellectual Property of any third-party, (b) to the Company’s or Seller’s Knowledge, no third-party is currently infringing on the Intellectual Property of the Company, except for any such infringement that would not reasonably be expected to have a Material Adverse Effect; (c) the Company has not received any written notice from any third party pertaining to or challenging the right of the Company to use any Intellectual Property; (d) there are no material Intellectual Property rights that are necessary for the operation or continued operation of the Business for which the Company does not hold valid and continuing authority in connection with the use thereof; (e) the Company does not own or use any Intellectual Property pursuant to a license and has not granted any Person any rights to use Intellectual Property; and (f) all Owned Intellectual Property that is registered with the U.S. Patent and Trademark Office is currently in compliance with all formal legal requirements and filings.

Section 4.12           Real Estate.

(a)           Schedule 4.12(a) lists all real property that is owned by the Company and used in the Business (collectively, the “Owned Real Property”) and any real property owned or leased by the Company at any time during the past ten (10) years.  The Company holds marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)           The Company does not lease any real property.

(c)           The Company has not received from any Governmental Entity any written notice of any condemnation of the Owned Real Property or any portion thereof. There is no material writ, injunction, decree, order or judgment outstanding, nor any material action, claim, suit or proceeding, pending or, to the Company’s or Seller’s Knowledge, threatened, relating to the Company’s and/or Seller’s use, occupancy or operation by any Person of the Owned Real Property.  The use and operation of the Owned Real Property in the present conduct of the business of the Company does not violate in any material respect any instrument of record or agreement to which the Company or Seller is a party.  No damage or destruction has occurred (which has not been repaired) with respect to the Owned Real Property since June 30, 2010, that would, individually or in the aggregate, have a Material Adverse Effect.  Except for items that would not, individually or in the aggregate, have a Material Adverse Effect, the Owned Real Property is in compliance with all applicable building, zoning, subdivision and other land use and similar laws affecting such real property, and the Company has not received any written notice of violation or claimed violation of any such law.

(d)           Except as disclosed on Schedule 4.12(d), the Company and/or Seller has not leased or granted any right to use (including any easement rights) any of the Owned Real Property.

Section 4.13           Employee Benefits.  Except as set forth on Schedule 4.13:

(a)           Schedule 4.13 contains a list of any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock purchase, stock ownership, restricted stock, supplemental retirement, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including any pension plan as defined in ERISA § 3(2) and any welfare plan as defined in ERISA § 3(1)) sponsored or maintained by the Company, Seller or any ERISA Controlled Group Member and covering any active or former employees (or such employee’s dependents or beneficiaries), active or former officer or director (or such officer or director’s dependents or beneficiaries) of Seller, the Company or any ERISA Controlled Group Member, or to which the Company, Seller or any ERISA Controlled Group Member may otherwise have any material liability (each a “Benefit Plan”).

(b)           To the Company’s Knowledge, each Benefit Plan has been administered and operated in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable Legal Requirements. Each Benefit Plan intended to qualify under Code § 401(a) has received a favorable determination, opinion, notification or advisory letter, as applicable, from the Internal Revenue Service (“IRS”) stating that such Benefit Plan meets the requirements of Code § 401(a).  Each Benefit Plan that is a defined contribution plan is intended to be an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

(c)           At no time has Seller, the Company or any ERISA Controlled Group Member maintained, established, sponsored, participated in, or contributed to, any (i) multiemployer plan as defined in ERISA § 3(37)), or (ii) “multiple employer plan” as defined in ERISA or the Code.

(d)           All required contributions to, and premium payments on account of, each Benefit Plan have been made on a timely basis.

(e)           There is no pending or, to the Company’s or Seller’s Knowledge, threatened action relating to a Benefit Plan, other than routine claims in the ordinary course of business for benefits provided for by the Benefit Plans.  Except as set forth on Schedule 4.13(e), no Benefit Plan is, or within the last three (3) years has been, the subject of an examination or audit by a Governmental Entity, and no Benefit Plan is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f)            No Benefit Plan in which any active employee, officer or director of the Company participates is a nonqualified deferred compensation plan subject to Section 409A of the Code.

(g)           Except as could not reasonably be expected to result in a Material Adverse Effect and to the Company’s Knowledge: (i) no Title IV Plan is subject to any benefit restrictions under Code section 436, (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) within the last five years, no Title IV Plan has been terminated; (iv) no Unfunded Pension Liability has, within the last five years, been transferred outside the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of Seller, the Company or any ERISA Controlled Group Member, (v) no Lien has been imposed against Seller, the Company or any ERISA Affiliate under Section 412 of the Code or Section 302 of ERISA, and (vi) neither Seller, the Company nor any ERISA Controlled Group Member has failed to make any contribution or pay any amount due as required by either Code section 412 or Section 302 of ERISA or the terms of any Benefit Plan.

(h)           Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment or cause the funding or delivery of any compensation or benefits payable under any Benefit Plan to or in respect of any person rendering services to the Company or require the Company to make a larger contribution to, or pay greater benefits under, any Benefit Plan.

Section 4.14           Contracts.  Except as listed or described on Schedule 4.14, as of the date hereof, the Company is not a party to or bound by any Contracts that are of a type described below (such Contracts that are required to be listed on Schedule 4.14 are referred herein to as the “Material Contracts”):

(a)           any Contract evidencing Indebtedness of the Company;

(b)           any Contract involving revenues or expenditures in excess of $25,000 per annum (excluding purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(c)           any Contract relating to employment, compensation, severance, consulting or indemnification officer, director, employee or consultant of the Company who is entitled to annual compensation thereunder in excess of $25,000 per annum;

(d)           any collective bargaining arrangement with any labor union;

(e)           any Contract that relates to the disposition or acquisition of the assets of, or any interest in, any business enterprise which relates to the Business entered into during the past five (5) years involving payments in excess of $25,000, other than the purchase and sale of inventory in the ordinary course of business or where there is no continuing material liability of the Company;

(f)            any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000;

(g)           any Contract granting any Person a material Lien on all or any part of the material assets of the Company, other than Permitted Liens and Liens that will be released at the Closing;

(h)           any Contract under which the Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by the Company, in any single lease involving payments in excess of $25,000 per annum;

(i)            any Contract under which the Company has granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $25,000, other than licenses for commercially available prepackaged software;

(j)            any joint venture or partnership Contract;

(k)           any Contract with a sales agent, representative, dealer or distributor of any products or services of the Company; or

(l)            any Contract limiting the ability of the Company to compete or otherwise conduct its business in any geographical area.

Except as set forth on Schedule 4.14, each Material Contract is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 4.14, neither the Company nor, to the Company’s or Seller’s Knowledge, any other party to such Material Contract is in breach of, or default under, such Material Contract.

Section 4.15           Labor Matters.  Within the past five (5) years, the Company has not experienced any, material strike, picketing, boycott, work stoppage or slowdown or other labor dispute, allegation, charge or complaint of unfair labor practice, employment discrimination or, to the Company’s or Seller’s Knowledge, union organizational activity; nor, to the Company’s or Seller’s Knowledge, is any such action threatened against the Company.  The Company is not subject to any collective bargaining agreements or other labor union contract.

Section 4.16           Insurance.  Seller, on behalf of the Company, maintains the types and dollar amounts of insurance coverage described on Schedule 4.16 under the policies or contracts listed on Schedule 4.16.  There is no material default by the Company with respect to any provision contained in any such policy or contract, and the Company has not failed to give any notice or present any claim under any such policy or contract as required by such policy or contract.  There are no premiums which are past due under any such policy or contract.

Section 4.17           Affiliate Transactions.  Except as set forth on Schedule 4.17, there are no Contracts (other than benefit matters described on Schedule 4.13) between the Company and Seller or between the Company, on the one hand, and any equityholder, manager or executive officer thereof, or any member of such executive officer’s, director’s or stockholder’s immediate family, or any Person controlled by such executive officer, director or stockholder, on the other hand.

Section 4.18           Licenses and Permits.  Schedule 4.18 sets forth a list of all material licenses, permits, approvals and other similar documents and authorizations (collectively, the “Permits”) held by the Company and issued by any Governmental Entity. The Company holds the Permits that are required for the Company to operate the Business as presently conducted by it, except where the failure of the Company to hold any such Permit would not reasonably be expected to have a Material Adverse Effect.

Section 4.19           Customers and Suppliers.  Schedule 4.19 sets forth a list of the Company’s top ten (10) customers and suppliers as of December 31, 2009 and June 30, 2010 (determined by the amount of total purchases or sales, as applicable).

Section 4.20           Brokerage.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated, or for which the Company could become liable or obligated after the Closing.

Section 4.21           Accounts Receivable.  Except as set forth on Schedule 4.21, all of the accounts, notes and loans receivable that have been recorded on the books of the Company are bona fide and represent accounts receivable validly due for goods sold or services rendered in the ordinary course of business.

Section 4.22           Powers of Attorney; Authorized Signatories.  Schedule 4.22 sets forth a list of (a) the names and addresses of all Persons holding powers of attorney on behalf of the Company; and (b) the names of all banks and other financial institutions in which the Company currently has an account, deposit or safe deposit box, along with the account numbers and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

Section 4.23           Product Warranties.  Schedule 4.23 sets forth a description of the warranties given by the Company in connection with product sales.  No other or additional warranty has been given in connection with any such sale.  Except as set forth on Schedule 4.23, to the Company’s Knowledge, the Company has not received notice of any claims against the Company (a) resulting from alleged over-shipment, defective products, or products in the hands of customers, retailers or distributors under any understanding that such products would be returnable, or (b) with respect to any product warranty or product liability, which in either of (a) or (b) are reasonably anticipated to exceed the Company’s reserves therefor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each of Purchaser and Parent, solely with respect to themselves, hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date) as follows:

Section 5.1             Organization, Power and Authorization.  Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of Purchaser and Parent has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement. Purchaser’s execution, delivery and performance of this Agreement and each other Contract executed in connection herewith to which it is a party has been duly authorized by Purchaser.  Parent’s execution, delivery and performance of this Agreement has been duly authorized by Parent.

Section 5.2             Binding Effect and Non-contravention.

(a)           This Agreement has been duly executed and delivered by Purchaser and Parent. Assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes a valid and binding obligation of Purchaser or Parent, as the case may be, which is enforceable against Purchaser or Parent, as the case may be, in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           Neither the execution and the delivery of this Agreement nor the performance by Purchaser or Parent, as the case may be, of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of, (iii) result in the creation of any Lien upon the assets of Purchaser or Parent, as the case may be, pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any material Contract to which Purchaser or Parent, as the case may be, is a party, by which it is bound, or to which any of its assets are subject, (B) the certificate of incorporation or by-laws of Purchaser or Parent, as the case may be, or (C) any Legal Requirement to which the Purchaser or Parent, as the case may be, is subject.

Section 5.3             Consents.  Except for the filings and approvals set forth on Schedule 5.3, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Entity or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser or Parent, as the case may be.

Section 5.4             Litigation.  There are no judicial or administrative actions, suits, proceedings (including any arbitration proceedings), orders, claims or investigations pending, affecting or, to Purchaser’s or Parent’s actual knowledge, threatened, against Purchaser or Parent, as the case may be, that question the validity of this Agreement or any action taken or to be taken by Purchaser or Parent in connection herewith, or seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Section 5.5             Parent Financial Statements.  The following financial statements for the Parent are attached hereto as Schedule 5.5 (collectively, the “Parent Financial Statements”): (i) the Parent’s unaudited balance sheet and related statement of income as of and for the year ended December 31, 2009 and (ii) the Parent’s unaudited balance sheet and related statement of income as of and for the eight (8) months ended August 31, 2010.  Each Parent Financial Statement has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the financial condition of the Parent as of such dates and the results of the Parent’s operations for the periods specified; provided, however, that the Parent Financial Statements lack footnotes and other presentation items required by GAAP and the Parent Financial Statements described in clause (ii) above are subject to normal year-end adjustments.

Section 5.6             Broker.  No broker, finder, agent, representative or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection herewith, based on any agreement or understanding with Purchaser or any action taken by Purchaser for which the Company or Seller could become liable or obligated.

Section 5.7             Investment.  Purchaser is acquiring the Outstanding Stock for its own account, for investment only, and not with a view to any resale or public distribution thereof. Purchaser shall not offer to sell or otherwise dispose of the Outstanding Stock in violation of any Legal Requirement applicable to any such offer, sale or other disposition. Purchaser acknowledges that (a) the Outstanding Stock has not been registered under the Securities Act, or any state or foreign securities laws, (b) there is no public market for the Outstanding Stock and there can be no assurance that a public market shall develop, and (c) it must bear the economic risk of its investment in the Outstanding Stock for an indefinite period of time. Purchaser has all requisite legal power and authority to acquire the Outstanding Stock in accordance with the terms of this Agreement and is an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act, as presently in effect.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1             Further Actions; Commercially Reasonable Efforts.  Subject to the terms and conditions hereof, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using their commercially reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to the Material Contracts, (b) obtain all consents, approvals and authorizations that are required to be obtained under any applicable Legal Requirement, (c) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, (d) lift or rescind any injunction or order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (e) effect all necessary registrations, applications, notices and filings and submissions of information requested by Governmental Entities. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require Seller or the Company to agree to or execute any material changes to any Contracts or make any payments to any third-party in order to obtain third-party consents to the transactions contemplated by this Agreement, except in the case where such material change shall only be effective upon the Closing and where such payments are expressly contemplated by a Contract between the Company and such third-party.

Section 6.2             Conduct of Business.  Seller covenants and agrees with Purchaser that, from the date of this Agreement until the Closing, the Company will conduct the Business in all material respects only in the ordinary and usual course consistent with past practices.  Notwithstanding the preceding sentence, Seller covenants and agrees with Purchaser that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Closing, without the prior written consent of Purchaser:

(a)           the Company will not (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer or otherwise dispose of, mortgage, pledge or otherwise encumber any assets that have a value at the time of such sale, lease, sublease, transfer, disposition or encumbrance in excess of $25,000.00, individually, or $100,000.00, in the aggregate (other than sales of products in the ordinary course of business); (iii) make any material loan, advance or capital contribution to, or investment in, any Person (other than loans or advances in the ordinary course of business); (iv) enter into any Contract not terminable by the Company upon notice of 30 days or less and without penalty or other obligation; (v) pay or declare any dividends or distributions or purchase, redeem, acquire or retire any indebtedness, stock or other securities from its stockholders (other than the non-cash settlement of intercompany accounts between Seller and its Affiliates, on the one hand, and the Company, on the other hand); (vi) engage in any transaction or incur any obligation or liability outside the ordinary course of its business; or (vii) enter into any Contract, commitment or arrangement with respect to any of the foregoing;

(b)           the Company will not (i) enter into, or otherwise become liable or obligated under or pursuant to (A) any employee benefit, pension or other plan (whether or not subject to ERISA), (B) any incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (C) any consulting, employment, severance, termination or similar Contract with any Person, or amend or extend any such plan, arrangement or Contract; (ii) except for payments made pursuant to any Benefit Plan, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of Contracts existing as of the date hereof which are described on Schedule 6.2(b) or that are paid in the ordinary course of business, consistent with past practices) to, or forgive any indebtedness of, any employee, representative, dealer, distributor or consultant; or (iii) enter into any Contract, commitment or arrangement to do any of the foregoing;

(c)           the Company will keep and maintain accurate books, records and accounts on an accrual basis consistent with past practices;

(d)           the Company will not create, incur, assume or permit to exist any Lien on any of the assets of the Company, except for Permitted Liens;

(e)           the Company will (i) pay all Taxes, assessments and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all governmental actions necessary in the operation of its businesses, and comply with and enforce the provisions of all Contracts of the Company, including paying when due all rentals, royalties, expenses and other liabilities relating to its business or assets; provided, however, that the Company may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Contract of the Company if done so in good faith by appropriate proceedings and if reserves required by GAAP are established;

(f)            the Company will preserve and keep in full force and effect its legal existence and material rights and franchises;

(g)           the Company will maintain in full force and effect the policies and contracts of insurance listed on Schedule 4.16;

(h)           neither Seller nor the Company will engage in any practice, take any action or permit any inaction that would cause any of the representations or warranties contained in Article III or Article IV to become untrue; or

(i)            the Company shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all of its employees and former employees, and such employees’ and former employees’ beneficiaries, who are entitled to receive such continuation coverage, and shall maintain sufficient health insurance for such purpose.  In addition, Seller shall immediately notify Purchaser in the event Seller or the Company terminates or modifies its health insurance policy or policies.

Section 6.3             Access.  From the date hereof through the Closing, Seller and the Company shall (a) provide Purchaser or its authorized agents or independent contractors with reasonable access to such information as Purchaser may from time to time reasonably request with respect to the Company, the Business and its assets and properties and shall provide Purchaser or its authorized agents or independent contractors reasonable access during regular business hours and (b) upon reasonable notice during regular business hours and under reasonable circumstances in a manner so as not to interfere with the normal business operations of the Company, provide Purchaser or its authorized agents or independent contractors with reasonable access to the premises, management, books, records (including tax records), contracts and documents of or pertaining to the Company as Purchaser may from time to time reasonably request. Any disclosure whatsoever during such investigation by Purchaser shall not constitute any expansion of or additional representations or warranties of Seller concerning the Company beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding the foregoing, Seller and the Company shall not have any obligation to provide Purchaser with any information the disclosure of which is prohibited or restricted under applicable Legal Requirement, or which would result in any waiver of the attorney-client privilege.

Section 6.4             Contact with Customers and Suppliers.  Except as permitted by the Customer Survey Agreement, Purchaser acknowledges and agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employees of the Company (excluding executive officers), customers, suppliers, distributors or other material business relations of the Company prior to the Closing without the prior written consent of Seller and the Company.

Section 6.5             Notifications; Schedule Updates/Corrections.

(a)           Seller will give prompt written notice to Purchaser upon becoming aware of any development occurring after the date of this Agreement that causes or reasonably could be expected to cause the condition in Section 7.1(a) to not be met as of the Closing Date. Purchaser will give prompt written notice to Seller and the Company of any development occurring after the date of this Agreement that causes or reasonably could be expected to cause the condition in Section 7.3(a) to not be met as of the Closing Date.

(b)           Prior to the Closing, Seller and the Company may supplement and update the Schedules to this Agreement to reflect any matter or information arising after the date of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto.

(c)           Prior to the Closing, if Seller or the Company becomes aware of any matter existing, occurring or known as of the date of this Agreement that was required to be set forth or described in the Schedules to this Agreement, but that is not so set forth or described thereon, Seller may amend the Schedules to this Agreement in any manner which is necessary to correct any existing inaccuracy or incorrect or incomplete information in such Schedules.

(d)           No such amendment to the Schedules pursuant to Section 6.5(c) shall be deemed to have modified the representations, warranties or covenants of Seller regarding the Company herein for purposes of determining whether the condition set forth in Section 7.1(a) have been satisfied, or shall affect whether a breach of such representations, warranties or covenants has occurred for purposes of determining Purchaser’s rights under Article X with respect thereto.  From and after the Closing, any supplement to the Schedules hereto pursuant to Section 6.5(b) (but not any amendment pursuant to Section 6.5(c)) shall be deemed to have modified the Schedules and the representations, warranties and covenants of Seller regarding the Company contained herein for all purposes, including any determination of Purchaser’s rights under Article X.

Section 6.6             Funds Available.  Purchaser and Parent shall take all actions necessary to have available as of the Closing Date funds sufficient to pay the Initial Purchase Price at the Closing and to fulfill their other obligations under this Agreement.

Section 6.7             Purchaser Actions.  Any acts or omissions of Purchaser, any of its Affiliates or any Person acting for the benefit or at the direction of Purchaser or any of its Affiliates before or after the date hereof, shall not be a basis upon which the condition set forth in Section 7.1(a) shall fail to be satisfied and shall not excuse Purchaser or Parent from performing its obligations under this Agreement and consummating the transactions contemplated hereby.

Section 6.8             Releases.  On the Closing Date, Seller shall execute and deliver to Purchaser, and Purchaser shall cause the Company to execute and deliver to Seller, a mutual release in the form attached hereto as Exhibit A (the “Release”).

Section 6.9             Public Announcements.  Neither Seller, the Company, Purchaser, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with Purchaser and Seller, except as may be required by applicable Legal Requirement. Notwithstanding the foregoing, Purchaser and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release shall be mutually acceptable to Purchaser and Seller.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1             Conditions to Purchaser’s Obligation.  Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) at or prior to the Closing of the following conditions precedent:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Seller in Article III and regarding the Company contained in Article IV, as subsequently modified by the provisions of Section 6.5, shall be true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect on the Company. Seller and the Company shall have performed and complied with, in all material respects, all of the agreements and covenants in this Agreement that are required to be performed or complied with by Seller or the Company on, prior to, or as of the Closing Date.

(b)                                 No Legal Prohibition.  No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any Governmental Entity that would prohibit the consummation by Seller and the Company of the transactions contemplated hereby.

(c)                                  Closing Deliveries.  Seller shall have caused the deliveries set forth in Section 7.2 to be delivered to Purchaser at or prior to the Closing.

(d)                                 No Material Adverse Effect.  Since the date of this Agreement, there must have been no event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 7.2                                      Seller’s Closing Deliveries.  At the Closing, Seller shall deliver the following documents to Purchaser:

(a)                                  a certificate of the Secretary or Assistant Secretary of the Company certifying as to (A) (1) the certificate of incorporation of the Company and (2) certificates of good standing of the Company certified by the Secretary of State of the State of Oklahoma and of each other jurisdiction in which the Company is qualified to do business, in each case certified not later than ten (10) days prior to the Closing Date, (B) the by-laws of the Company, and (C) resolutions of the board of directors of the Company, authorizing and approving the withdrawal of the Company from any Benefit Plan;

(b)                                 a certificate of the Secretary or Assistant Secretary of Seller certifying as to (A) (1) the certificate of incorporation of Seller and (2) the certificate of good standing of Seller, in each case certified by the Secretary of State of the State of Delaware not later than ten (10) days prior to the Closing Date, (B) the by-laws of Seller, and (C) resolutions of the board of directors of Seller, authorizing and approving (i) the execution, delivery and performance by Seller of this Agreement and any other Contract executed by Seller pursuant to this Agreement and (ii) the withdrawal of the Company from any Benefit Plan;

(c)                                  evidence reasonably satisfactory to Purchaser that all Lien releases with respect to the Company have been filed or will be filed immediately following the Closing; provided, however, that Purchaser understands and acknowledges that the assets of the Company are encumbered by Liens in favor of General Electric Capital Corporation (“GECC”) pursuant to a credit facility extended to Seller and that, at the Closing, GECC will only deliver a release of Lien as it relates to the assets of the Company;

(d)                                 evidence that the consents identified on Schedule 7.2(d) have been obtained;

(e)                                  evidence that the agreements identified on Schedule 7.2(e) have been or will be terminated effective as of the Closing;

(f)                                    a certificate duly executed by an authorized officer of Seller that the condition set forth in Section 7.1(a) have been satisfied.

(g)                                 resignations from the officers and directors of the Company;

(h)                                 evidence that the Company has been released of liability from GECC;

(i)                                     evidence that the Company has been released of liability from the 8 7/8% Senior Subordinated Notes due 2012 issued by Seller;

(j)                                     evidence that the Company has withdrawn from all Benefit Plans that are Seller’s Retained Liabilities, effective as of the Closing;

(k)                                  an assignment and assumption agreement relating to Benefit Plans that are Seller’s Retained Liabilities, in the form attached hereto as Exhibit B;

(l)                                     all of the minute books and records of the Company in the possession of Seller or the Company;

(m)                               a summary of vesting status for each employee of the Company participating in the Blount 401(k) Retirement Savings Plan;

(n)                                 a FIRPTA certificate with respect to Seller;

(o)                                 the Release, duly executed by Seller; and

(p)                                 in consideration of the receipt of the Initial Purchase Price, the original stock certificate(s) evidencing the Outstanding Stock (or affidavit of lost certificate), duly endorsed in blank or accompanied by a duly executed stock power transferring the Outstanding Stock to Purchaser.

Section 7.3                                      Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) at or prior to the Closing of the following conditions precedent:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of Purchaser and Parent contained in Article V shall be true and correct as of the date of this Agreement and on the Closing Date with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a material adverse effect on Purchaser. Purchaser shall have performed and complied with, in all material respects, all of the agreements and covenants in this Agreement that are required to be performed or complied with by Purchaser on, prior to, or as of the Closing Date.

(b)                                 No Legal Prohibition.  No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any Governmental Entity that would prohibit the consummation by Purchaser or Parent of the transactions contemplated hereby.

(c)                                  Closing Deliveries.  Purchaser shall have caused the deliveries set forth in Section 7.4 to be delivered to Seller at or prior to the Closing.

Section 7.4                                      Purchaser’s Closing Deliveries.  At the Closing, Purchaser shall deliver the following to Seller:

(a)                                  the Release, duly executed by the Company;

(b)                                 a certificate of the Secretary or Assistant Secretary of Parent certifying as to (A) (1) the certificate of incorporation of Parent and (2) certificate of good standing of Parent, in each case certified not later than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware, (B) the by-laws of Parent, and (C) resolutions of the board of directors of Parent, authorizing and approving the execution, delivery and performance by Parent of this Agreement and any other Contracts executed by Parent pursuant to this Agreement;

(c)                                  a certificate of the Secretary or Assistant Secretary of Purchaser certifying as to (A) (1) the certificate of incorporation of Purchaser and (2) certificate of good standing of Purchaser, in each case certified not later than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware, (B) the by-laws of Purchaser, and (C) resolutions of the board of directors of Purchaser, authorizing and approving the execution, delivery and performance by Purchaser of this Agreement and any other Contracts executed by Purchaser pursuant to this Agreement;

(d)                                 a certificate duly executed by an authorized officer of Purchaser that the condition set forth in Section 7.3(a) have been satisfied; and

(e)                                  the Phase II Environmental Site Assessment of the Owned Real Property prepared on behalf of Purchaser by HDR/e2M, dated August 26, 2010.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.1                                      Further Assurances.  Purchaser and Seller agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 8.2                                      Books and Records.  For a period of seven (7) years from the Closing Date:

(a)                                  Purchaser shall, and shall cause the Company to, provide Seller and Seller’s authorized agents or independent contractors access to the personnel, representatives, attorneys, accountants, properties, books and records of the Company upon reasonable advance written notice during regular business hours for the purpose of obtaining information respecting any matter, issue, claim or proceeding arising from, in connection with, or relating to, this Agreement or any transaction contemplated hereby, and will permit Seller and Seller’s authorized agents or independent contractors to make copies, compilations or extracts of any such information; and

(b)                                 Seller shall provide Purchaser and Purchaser’s authorized agents or independent contractors access to the books and records of Seller directly pertaining to the Company upon reasonable advance written notice during regular business hours for the purpose of obtaining information and will permit Purchaser and Purchaser’s authorized agents or independent contractors to make copies, compilations or extracts of any such information.

Section 8.3                                      Employees; Employees Benefit Plans.  Purchaser shall have no obligation to continue the employment of any Company employee on any term or condition after the Closing Date.  Purchaser acknowledges that Bill Alford shall not continue in the employ of the Company following the Closing Date.  Following the Closing Date, Purchaser shall cause the Company to continue to make available to Company employees and their respective eligible dependents all employee benefits and compensation plans, programs and arrangements (other than post-retirement medical and post-retirement life coverage and a defined benefit pension plan) that are available to similarly-situated, eligible employees under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by Purchaser or its Affiliate (the “Purchaser Plans”)). Purchaser shall ensure that the Purchaser Plans grant to each such Company employee or eligible dependent, as the case may be, full credit for all service or employment with, or recognized by, the Company or Seller in connection with a Benefit Plan for purposes of eligibility, participation and vesting with respect to any Purchaser Plan that is an employee pension benefit plan as defined in ERISA § 3(2) and for purposes of eligibility, participation and determining the amount of any benefit with respect to any Purchaser Plan that is a vacation or other program that is affected by seniority and any Purchaser Plan that is an employee welfare benefit plan as defined in ERISA § 3(1).  Purchaser shall cause the Company to continue responsibility for the vacation time benefits due to the Company employees as of the Closing Date.  Purchaser shall cause the Company to pay severance benefits to any Company employee involuntarily terminated by the Company or any of its Affiliates within twelve (12) months following the Closing Date in an amount which is equal to the greater of (i) the aggregate amount of severance benefits which would have been payable to such employee as of such employee’s termination date under the Company’s severance policy or plan currently in effect, or (ii) the aggregate amount of severance benefits payable to such employee under any severance policy or plan of the Company or any of its Affiliates which are in effect on the date such employee shall receive notice of termination, in each case granting full credit for all service or employment of such employee by the Company.  As of and after the Closing Date, Seller shall maintain sole responsibility for any liabilities related to the Seller’s Retained Liabilities.  As of and after the Closing Date, Purchaser shall assume all responsibility with respect to Company “qualified beneficiaries” whose “qualifying event” (each within the meaning of Code Section 4980B) occurs after the Closing.

Section 8.4                                      Litigation Support and Products Liability Claims.

(a)                                  In the event and for so long as Purchaser or Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including, without limitation, any Products Liability Claim and any proceeding that is a Seller’s Retained Liability) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date involving Seller, Purchaser or the Company, each of Seller, Purchaser or the Company, as applicable, shall (a) reasonably cooperate with the contesting or defending Party and its counsel, (b) as applicable, make reasonably available their employees to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (c) provide reasonable access to its books and records as shall be necessary in connection with the defense or contest; provided that the contesting or defending Party shall pay the out-of-pocket expenses reasonably incurred by the Party so cooperating, excluding salary, wages, benefit, other compensation or Taxes attributable to its own employees (unless the contesting or defending Party is entitled to indemnification from such Party under Article X); provided, further, however, that Seller shall not have to pay any such out-of-pocket expenses of Purchaser, Parent or the Company when contesting or defending a Products Liability Claim.

(b)                                 If Purchaser, Parent or the Company becomes aware of a Products Liability Claim, Purchaser shall promptly give written notice thereof to Seller, including any information Purchaser possesses about such Products Liability Claim.  Seller (with counsel selected by Seller and reasonably acceptable to Purchaser, such acceptance not to be unreasonably withheld, conditioned or delayed) shall be entitled to contest or defend any Products Liability Claim. Seller shall have the right to compromise and settle all matters related to any Products Liability Claim, except to the extent that such settlement would involve relief other than monetary relief. Seller shall from time to time apprise Purchaser of the status of any Products Liability Claim and shall furnish Purchaser with such documents and information filed or delivered in connection with such Products Liability Claim as Purchaser may reasonably request.  Subject to Article X, (i) until the Deductible is reached, Purchaser or the Company shall pay or reimburse Seller for all amounts related to the settlement or resolution of any Products Liability Claim (including attorneys’ fees, court costs, costs of investigation and other costs of defense), and (ii) Seller shall pay all amounts related to the settlement or resolution of any Products Liability Claim (including attorneys’ fees, court costs, costs of investigation and other costs of defense) in excess of the Deductible. Notwithstanding anything herein stated, Purchaser shall at all times have the right to participate in such defense at its own expense directly or through counsel; provided that Purchaser shall not interfere in any manner with Seller’s defense. Until such time as Seller has delivered a notice of intent to defend a Products Liability Claim to Purchaser, Purchaser shall, at the expense of Seller, undertake the defense of (with counsel selected by Purchaser and reasonably acceptable to Seller, such acceptance not to be unreasonably withheld, conditioned or delayed) such Products Liability Claim, and shall have the right to compromise or settle such Products Liability Claim with the prior written consent of Seller.

(c)                                  Following the Closing, the Company will maintain responsibility, and retain liability, for product warranty claims, subject to the indemnity obligations of Seller in this Agreement.

Section 8.5                                      Used Oil Sump Closure and Remediation.

(a)                                  Promptly following the Closing and subject to the conditions set forth in this Section 8.5, Seller shall close the sump located in the used oil storage shed and shall remediate the release of petroleum hydrocarbons from the sump identified by Purchaser’s pre-closing investigation in accordance with applicable Environmental Laws (the “Work”).  Upon completion of the Work, Seller shall repair and restore disturbed areas with like materials.  Seller shall perform the Work diligently and in a workmanlike manner in accordance with applicable laws and regulations.  Subject only to applicable legal restrictions, Seller may elect in its sole discretion to close the sump in place or to remove the sump.  Seller may remediate the petroleum release using the least restrictive remediation standards applicable to the release, including risk-based standards applicable to properties with a continuing industrial use.  Purchaser shall cooperate fully with Seller’s closure and remediation activities and, if requested by Seller, shall record in the deed records or state registry of environmental covenants, if applicable, such engineering and institutional controls as reasonably proposed by Seller to complete the remediation, provided that such engineering and institutional controls shall not prevent future development of the Owned Real Property for industrial purposes.  A prohibition on future use of ground water from the Owned Real Property shall be deemed reasonable engineering and institutional controls under the immediately preceding sentence.  Following the Closing, Purchaser shall, and shall cause the Company to, grant Seller and its authorized agents and representatives access to the Owned Real Property as reasonably required by Seller to perform the Work, provided that Seller shall take reasonable steps to avoid undue interference with the ongoing operations of the Company.  Seller shall keep Purchaser reasonably informed as to the progress of the Work and shall provide to Purchaser Seller’s work plan, Seller’s closure report and any approvals from or other material correspondence with any Governmental Entity relating to the Work.  Seller’s right of access and its obligation to perform the Work shall continue until such time as Seller receives written approval of Seller’s report of the sump closure and remediation from the appropriate Governmental Entity or other confirmation reasonably satisfactory to Seller and Purchaser that no further action is required by Environmental Law to complete the Work.  Seller shall not have the authority to enter into settlements or consent orders in connection with the Work, but, to the extent that any settlement or consent order is reasonably required to complete the Work or any portion thereof, Purchaser shall cause the Company to execute any such settlement or consent order.

(b)                                 With respect to any Response Action for which Seller has an indemnification obligation pursuant to this Agreement, Purchaser shall promptly give written notice thereof to Seller, including any information Purchaser possesses about such Response Action.  Seller (with counsel and environmental consultants and engineers selected by Seller and reasonably acceptable to Purchaser, such acceptance not to be unreasonably withheld, conditioned or delayed) shall be entitled to control the process related to such Response Action, including correspondence and dialogue with any Governmental Entity.  Seller shall perform any such Response Action diligently and in a workmanlike manner in accordance with applicable laws and regulations.  Seller may remediate any Response Action using the least restrictive remediation standards applicable to comply with Environmental Law, including risk-based standards applicable to properties with a continuing industrial use.  Purchaser shall cooperate fully with Seller’s control of any such Response Action and, if requested by Seller, shall record in the deed records or state registry of environmental covenants, if applicable, such engineering and institutional controls as reasonably proposed by Seller to complete the remediation, provided that such engineering and institutional controls shall not prevent future development of the Owned Real Property for industrial purposes.  Purchaser shall, and shall cause the Company to, grant Seller and its authorized agents and representatives access to the Owned Real Property as reasonably required by Seller in connection with any Response Action for which Seller has an indemnification obligation pursuant to this Agreement, provided that Seller shall take reasonable steps to avoid undue interference with the ongoing operations of the Company.  Seller shall keep Purchaser reasonably informed as to the progress thereof and shall provide to Purchaser Seller’s work plan, Seller’s closure report and any approvals from or other material correspondence with any Governmental Entity relating to the Response Action.  Until such time as Seller has delivered a notice of intent to control a Response Action to Purchaser, Purchaser shall, at the expense of Seller, undertake the Response Action (with counsel selected by Purchaser and reasonably acceptable to Seller, such acceptance not to be unreasonably withheld, conditioned or delayed).

Section 8.6                                      Covenant Not to Compete and Not to Solicit.  As an inducement for Purchaser to enter into this Agreement, Seller covenants and agrees that (a) from and after the Closing, and continuing for the lesser of five (5) years from the Closing Date or the longest time permitted by applicable law, Seller shall not, directly or indirectly, control, manage, operate, participate or engage in any business, or own any interest in, any Person or any other form of business entity, whether as a proprietor, partner, shareholder, joint venturer, trustee, or in any other capacity whatsoever, if such entity is engaged, in the United States, in the Competitive Business; and (b) for twelve (12) months from the Closing Date, Seller shall not solicit for employment, recruit or employ any employee of the Company or Purchaser, or otherwise persuade or attempt to persuade any Person to leave the employ of the Company or Purchaser; provided, however, that this Section 8.6(b) shall not prohibit Seller from (x) engaging in any general advertising or general solicitation not targeted specifically to the Company’s or Purchaser’s employees (including general advertising via periodicals, the Internet and other media) or (y) soliciting for employment or recruiting any employee of the Company or Purchaser who has provided the Company or Purchaser, as applicable, with a notice of termination of employment..  Notwithstanding the foregoing, nothing contained in this Agreement shall restrict Seller or its Affiliates from: (i) owning five percent (5%) or less of the equity securities of any Person in competition with Purchaser, which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc., as long as such party has no other business relationship, direct or indirect, with the issuer of such securities, or (ii) acquiring (whether by stock purchase, asset purchase, merger, consolidation or otherwise) any Person whose revenues attributable to the Competitive Business do not exceed ten percent (10%) of the aggregate revenues of such Person.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.6 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Seller hereby agrees that Purchaser, in addition to any other remedies available to it, may seek preliminary and permanent injunctive relief against any breach or threatened breach by Seller of any of the covenants contained in this Section 8.6, subject to equitable principles applied by a court of competent jurisdiction.  The terms of the foregoing obligations shall be extended for a period equal to the period of any breaches of such obligations by Seller.

Section 8.7                                      Heat Treat Machine.  Purchaser shall notify Seller in writing when the Heat Treat Machine has been installed and accepted by the Company and the Company has made the final payment for the Heat Treat Machine.  Upon receipt of such notice (which shall include proof of final payment), Seller shall pay to Purchaser $267,500.00 within ten (10) Business Days.

ARTICLE IX

TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated by the Parties at any time prior to the Closing as follows:

(a)                                  Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing, if, by October 15, 2010 (the “Outside Date”), the conditions set forth in Section 7.1 are not satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, in whole or in part, of any action or failure to act on the part of Purchaser or Parent), and Purchaser has not waived such failure of satisfaction, compliance or performance;

(c)                                  Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing, if, by the Outside Date, the conditions set forth in Section 7.3 are not satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, in whole or in part, of any action or failure to act on the part of Seller), and Seller has not waived such failure of satisfaction, compliance or performance;

(d)                                 Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has materially breached or failed to comply with its warranties, representations or covenants or the warranties, representations or covenants regarding the Company under this Agreement such that the condition set forth in Section 7.1(a) would not reasonably be expected to be satisfied, and such breach or failure to comply is not cured within a period of thirty (30) calendar days after Purchaser gives written notice to Seller of such breach or failure to comply; or

(e)                                  Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing, if Purchaser has materially breached or failed to comply with its warranties, representations or covenants under this Agreement such that the condition set forth in Section 7.3(a) would not reasonably be expected to be satisfied, and such breach or failure to comply is not cured within a period of thirty (30) calendar days after Seller gives written notice to Purchaser of such breach or failure to comply.

Section 9.2                                      Effect of Termination.  Termination of this Agreement pursuant to this Article IX shall terminate all liabilities and obligations of the Parties, except for the obligations under the penultimate sentence of Section 6.3, Section 6.9, this Section 9.2, Article XII and the Confidentiality Agreement, provided, however, that nothing in this Section 9.2 shall relieve or limit the liability hereunder of one Party (the “Defaulting Party”) to the other Party on account of a breach of a covenant contained herein by the Defaulting Party. In the case of such a breach, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other Party for any expenses incurred by it to enforce its rights under this Agreement (including reasonable attorneys’ fees and expenses).

ARTICLE X

INDEMNIFICATION

Section 10.1                                Indemnification.

(a)                                  Subject to the limitations set forth in this Article X, Seller agrees from and after the Closing Date to indemnify, defend and hold harmless Purchaser and its officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Purchaser Indemnified Persons”) from and against any Losses incurred by such Purchaser Indemnified Persons arising out of or resulting from (i) any breach by Seller of any representation or warranty of Seller contained in Article III or Article IV of this Agreement, and (ii) any breach by Seller or the Company of any covenant of Seller or the Company contained in this Agreement; provided, in each case, that the relevant Purchaser Indemnified Person has submitted to Seller a Notice of Claim or Third-Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 10.4 (each, a “Purchaser Indemnification Claim”).

(b)                                 Subject to the limitations set forth in this Article X, Seller further agrees from and after the Closing Date to indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against any Losses incurred by such Purchaser Indemnified Persons arising out of or resulting from (i) the Seller’s Retained Liabilities and (ii) any products liability claim received in writing by the Company prior to the second anniversary of the Closing Date, but only if such claim relates to a product shipped by the Company prior to the Closing (each, a “Products Liability Claim”).

(c)                                  Subject to the limitations set forth in this Article X, Purchaser and Parent, jointly and severally, agree from and after the Closing Date to indemnify, defend and hold harmless Seller, the Company and their respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Seller Indemnified Persons”) from and against any Losses incurred by the Seller Indemnified Persons arising out of or resulting from (i) any breach by Purchaser or Parent of any representation or warranty of Purchaser or Parent contained in Article V of this Agreement, (ii) any breach by Purchaser or Parent of any covenant contained in this Agreement; provided, in each case, that the relevant Seller Indemnified Person has submitted to Purchaser and Parent a Notice of Claim or Third-Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 10.4.

Section 10.2                                Procedures for Indemnification.

(a)                                  If any Purchaser Indemnified Person or Seller Indemnified Person (each, an “Indemnified Person”) claims indemnification hereunder for any claim (other than a third-party claim) for which indemnification is provided in Section 10.1, the Indemnified Person shall promptly give written notice (a “Notice of Claim”) to Seller, on the one hand, or Purchaser and Parent, on the other hand, setting forth the basis for such claim and the nature and estimated amount of the claim, all in reasonable detail. If Seller, on the one hand, or Purchaser and Parent, on the other hand, dispute any claim set forth in the Notice of Claim, it or they, as applicable, may at any time deliver to the Indemnified Person that gave the Notice of Claim a written notice indicating its or their dispute (an “Objection Notice”).

(b)                                 If an Indemnified Person claims indemnification hereunder arising from any claim or demand of a third-party for which indemnification is provided in Section 10.1, the Indemnified Person shall promptly give written notice (a “Third-Party Notice”) to Seller, on the one hand, or Purchaser and Parent, on the other hand (each, an “Indemnifying Person”), of the basis for such claim and setting forth the nature of the claim or demand, all in reasonable detail. The Indemnifying Person, upon notice to the Indemnified Person, may at any time after receiving a Third-Party Notice, at its own cost (with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Person), defend any claim or demand set forth in a Third-Party Notice. The Indemnifying Person shall have the right to compromise and settle all indemnifiable matters related to claims by third parties that are susceptible to being settled, except to the extent that such settlement would involve relief other than monetary damages. The Indemnifying Person shall from time to time apprise the Indemnified Person of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Person may reasonably request. The Indemnified Person shall not admit any liability to or settle any claim with any third-party in connection with any matter which is the subject of a Notice of Claim and shall cooperate fully in the manner requested by the Indemnifying Person in the defense of such claim. Notwithstanding anything herein stated, the Indemnified Person shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. Until such time as the Indemnifying Person has delivered a notice of intent to defend a third-party claim to the Indemnified Person, the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense with the prior written consent of the Indemnifying Person.

Section 10.3                                Construction of Representations and Warranties.  For purposes of determining whether a breach has occurred and calculating Losses in connection with a claim for indemnification under this Article X, each of the representations and warranties that contains any qualifications as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications, and any such qualifications shall be disregarded for purposes of this Article X; provided, however, that notwithstanding the foregoing, for purposes of determining whether a breach has occurred of a representation or warranty contained in Sections 4.5, 4.14 and 4.18, such representations and warranties shall be deemed to have been given as drafted and to include, for purposes of this Article X, all qualifications as to “materiality” or “Material Adverse Effect.”

Section 10.4                                Limitations on Indemnification.

(a)                                  Except as set forth below, all representations and warranties of Seller, the Company and Purchaser under this Agreement will survive the Closing until, and will expire at 5:00 p.m. Central Time upon, the date that is eighteen (18) months from the Closing Date.  All Fundamental Representations will survive the Closing indefinitely.  The representations and warranties contained in Section 4.9 (Tax Matters) and Section 4.13 (Employee Benefits) will survive the Closing until thirty (30) days following the expiration of the respective statute of limitations. The representations and warranties contained in Section 4.10 (Environmental Matters) will survive the Closing until the fifth anniversary of the Closing Date. All covenants requiring performance by any Party after the Closing shall survive the Closing in accordance with their terms.

(b)                                 Seller’s aggregate liability to Purchaser Indemnified Persons for indemnification (including costs incurred in the defense of such claim) under Section 10.1(a)(i) shall not exceed $5,000,000 (the “Cap Amount”); provided, however, that in no event shall the limitation set forth in this Section 10.4(b) apply to Losses arising out of or resulting from breaches of any of the Fundamental Representations, which shall be subject to an aggregate limitation of the Final Purchase Price as to all such breaches; and provided further, that Seller’s aggregate liability to Purchaser Indemnified Persons for breaches of the representations or warranties under Section 4.10 shall not exceed eighty percent (80%) of the Cap Amount, which when combined with all other liabilities under Section 10.1(a)(i) shall not exceed $5,000,000.

(c)                                  No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 10.1(a)(i) or Section 10.1(b)(ii) unless and until the aggregate Losses incurred by all Purchaser Indemnified Persons in respect of all claims under Section 10.1(a)(i) and Section 10.1(b)(ii) collectively exceed $250,000 (the “Deductible”), whereupon Purchaser Indemnified Persons shall only be entitled to indemnification hereunder (subject to the other provisions of this Article X) from Seller for all such Losses incurred by Purchaser Indemnified Persons in excess of the Deductible; provided, however, that in no event shall the limitations set forth in this Section 10.4(c) apply to Losses arising out of or resulting from breaches of any of the Fundamental Representations.

(d)                                 The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any insurance proceeds or other amounts actually recovered by the Indemnified Person from third parties with respect to such Losses, and (ii) any Tax benefit actually realized by the Indemnified Person from the incurrence or payment of any such Losses (where “actually realized” for purposes of this Section 10.4(d)(ii) includes such Tax benefit as calculated on a stand-alone separate return basis for the Company).  In valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over book value which may have been paid by Purchaser for the Outstanding Stock whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, determining the purchase price for the Outstanding Stock.

(e)                                  The Indemnified Person agrees to take all reasonable actions to mitigate all Losses and to timely make and diligently pursue any claims for insurance, Tax benefits and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder.  To the extent an Indemnifying Person indemnifies the Indemnified Person with respect to any Loss that is later mitigated by any insurance, Tax benefits and/or other payments from third parties, the amount of such mitigation shall be returned to the Indemnifying Person.

(f)                                    The Indemnifying Person shall be subrogated to the Indemnified Person’s rights of recovery to the extent of any Losses satisfied by the Indemnifying Person. The Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to the books and records of the Company.

(g)                                 No claim for indemnification may be made by a Purchaser Indemnified Person and no indemnification shall be required to the extent that (i) the Losses sustained or incurred by such Purchaser Indemnified Person for which indemnification is sought were accrued or included as current liabilities for purposes of computing the Final Working Capital, or (ii) such Losses are due to Purchaser or the Company filing a Tax Return, or taking a position for Tax purposes, that is inconsistent with a position taken on a Tax Return for a Pre-Closing Tax Period, unless the position taken by Purchaser or the Company is required by any applicable Legal Requirement subject to the consent of Seller that will not be unreasonably withheld or delayed.

(h)                                 Other than with respect to third-party claims, neither Seller, on the one hand, nor Purchaser or Parent, on the other hand, shall have any obligation to indemnify any other Party or their respective Indemnified Persons from and against consequential damages, incidental damages, indirect damages, punitive damages, diminution in value or lost profits; provided, however, that any claim brought or asserted by any bona fide purchaser of all or any portion of the Owned Real Property shall not be considered a third-party claim.

(i)                                     The indemnification provisions provided in this Article X are in addition to, and not in derogation of, any statutory, equitable, or common law remedy that an Indemnified Person may have for breach of any representation, warranty, covenant or agreement; provided, however, in the absence of fraud, the limitations on rights of indemnification set forth in this Article X shall apply to such remedies.  For the avoidance of doubt, nothing contained in this Article X shall limit the rights, remedies or claims of any Party with respect to any actual fraud or willful misconduct in connection with the transaction contemplated by this Agreement by any Party hereto.

(j)                                     Purchaser will have no liability to Seller Indemnified Persons for indemnification (including costs incurred in the defense of such claims) under Section

10.1(c)(i) unless and until the aggregate Losses incurred by all Seller Indemnified Persons in respect of such claims collectively exceed $250,000, whereupon Seller Indemnified Persons shall only be entitled to indemnification hereunder (subject to the other provisions of Article X) from Purchaser for all such Losses incurred by Seller Indemnified Persons in excess of such amount.  Purchaser’s aggregate liability to Seller Indemnified Persons for indemnification (including costs incurred in the defense of such claims) under Section 10.1(c)(i) shall not exceed $5,000,000.

(k)                                  Subject to the limitations set forth in this Article X, the amount of any Losses for which indemnification is provided under Section 10.1(a)(i) of this Agreement with respect to any breach of representations contained in Section 4.10, shall include those Losses incurred by Purchaser Indemnified Parties with respect to any environmental investigation, monitoring, cleanup, containment, restoration, removal or other corrective or response action (collectively “Response Actions”) as the result of a release of Hazardous Substances on or from the Owned Real Property, to the extent such Response Action is required by Environmental Law for the continued industrial use of the Owned Real Property; provided, however, that Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to any Response Action arising from any conditions of contamination unless identified through any environmental sampling or analysis by or on behalf of the Company or any Purchaser Indemnified Party which is (i) affirmatively required by Environmental Laws or (ii) reasonably necessary for the prudent environmental management of the Owned Real Property, including the lawful conduct of a site development or construction project, without regard to the availability of indemnification hereunder.  The foregoing shall not restrict a prospective bona fide purchaser of the Owned Real Property from performing a Phase II Environmental Site Assessment of the Property (“Phase II ESA”); provided that Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to any Response Action arising from conditions of contamination identified through the Phase II ESA unless (i) all information and reports concerning the environmental condition of the Owned Real Property in the possession or control of Purchaser Indemnified Parties or the Company (“Environmental Documents”) shall have been provided to the bona fide purchaser prior to the Phase II ESA, and (ii) the scope of the bona fide purchaser’s Phase II ESA shall have been reasonably related to areas of environmental concern identified in the Environmental Documents or any Recognized Environmental Condition identified in any Phase I Environmental Site Assessment prepared for the bona fide purchaser in accordance with 40 CFR Part 312.  As used in this Section 10.4(k), “Environmental Documents” shall consist of those documents listed in Schedule 10.4(k); and “Recognized Environmental Conditions” shall have the meaning set forth in ASTM E1527-05, Standard Practice for Phase I Environmental Site Assessment Process.

Section 10.5                                Adjustments to Final Purchase Price.  All payments under this Article X shall be treated as adjustments to the Final Purchase Price, unless otherwise required by applicable Legal Requirements.

ARTICLE XI

TAX MATTERS

Section 11.1                                Tax Returns.

(a)                                  Seller shall prepare and cause to be filed all Tax Returns of the Company for all Tax periods ending on or before the Closing Date.  Seller shall deliver to Purchaser for its review a draft of each Tax Return of the Company to be filed after the Closing Date that may give rise to any Tax liability of the Company for which Seller is not liable under this Agreement not fewer than sixty (60) days before the deadline for filing such Tax Return, including extensions.  Purchaser shall notify Seller in writing if it objects to any portion of the draft Tax Return within thirty (30) days after the draft Tax Return is delivered to Purchaser.  If Seller does not receive a written objection (specifying in detail the nature of such objection) by the end of the thirty (30) day period, Seller may file the Tax Return and such Tax Return shall be deemed final and binding as between the Parties.  If Purchaser notifies Seller that it objects to any portion of the draft Tax Return (specifying in detail the nature of such objection) on or before the end of the thirty (30) day period, Purchaser and Seller shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return.  Any disagreements regarding the draft Tax Returns that are not resolved within an additional ten (10) day period by Seller and Purchaser shall be resolved by the Designated Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Seller and Purchaser.  The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided that if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which Seller and Purchaser agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Designated Accounting Firm, then Seller shall amend such Tax Returns promptly to reflect such changes.  Purchaser shall cause the Company to cooperate fully and promptly in connection with Seller’s preparation of and the filing of all Tax Returns under this Section 11.1(a).

(b)                                 Except as provided in Section 11.1(a), Purchaser shall cause the Company to prepare and file all Tax Returns of the Company due after the Closing Date.  Purchaser shall deliver to Seller for its review a draft of each Tax Return of the Company to be filed after the Closing Date that may give rise to any Tax liability of the Company for which Seller is liable under this Agreement not fewer than sixty (60) days before the deadline for filing such Tax Return, including extensions.  Seller shall notify Purchaser in writing if it objects to any portion of the draft Tax Return within thirty (30) days after the draft Tax Return is delivered to Seller.  If Purchaser does not receive a written objection by the end of the thirty (30) day period, Purchaser may file the Tax Return.  If Seller notifies Purchaser that it objects to any portion of the draft Tax Return on or before the end of the thirty (30) day period, Purchaser and Seller shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return.  Any disagreements regarding the draft Tax Returns that are not resolved within an additional ten (10) day period by Seller and Purchaser shall be resolved by the Designated Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Seller and

Purchaser.  The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided that if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which Seller and Purchaser agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Designated Accounting Firm, then Purchaser shall amend such Tax Returns promptly to reflect such changes.

Section 11.2                                Liability for Taxes.  Within thirty (30) Business Days after Seller receives a written request from Purchaser, Seller shall reimburse Purchaser or the Company for all Taxes of the Company for any Pre-Closing Tax Period and for Seller’s portion (as determined under Section 11.3) of all Taxes of the Company for any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”) to the extent such Taxes are not included as a current liability for purposes of computing the Final Working Capital (but excluding any and all Taxes incurred by the Company as a result of the Section 338 Election).  Purchaser shall be responsible for all Taxes of the Company for any Post-Closing Tax Period and for its portion (as determined under Section 11.3) of all Taxes of the Company for any Straddle Period.

Section 11.3                                Apportionment of Taxes.

(a)                                  With respect to any Straddle Period, the Taxes of the Company attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Seller (to the extent provided in Section 11.2), and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”), which portion shall be the responsibility of Purchaser.

(b)                                 In the case of income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Company as of the last day of the Pre-Closing Straddle Period; provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.  Taxes of the Company shall be calculated on a stand-alone separate return basis.

(c)                                  In the case of Taxes not described in Section 11.3(b), the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.

(d)                                 Notwithstanding the foregoing provisions of this Section 11.3, (i) any deductions for income Tax purposes that are attributable to the payment of bonuses, other compensation, the write-off of capitalized financing fees and any other deductions that arise on the Closing Date as a result of the transaction contemplated by this Agreement, shall be taken into account in the Pre-Closing Straddle Period and (ii) Seller shall be responsible for any Taxes of the Company attributable to the deemed sale of assets under the Section 338 Election.

Section 11.4                                Cooperation.

(a)                                  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on the Company for all Pre-Closing Tax Periods, Purchaser and the Company, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Entities as to the imposition of Taxes.  Purchaser shall provide Seller, and Seller shall provide Purchaser, with the information that each is respectively required to report under Section 6043A of the Code.

(b)                                 Purchaser shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (including any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give to Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Purchaser will allow Seller to take possession of such books and records.

Section 11.5                                Tax Contests.

(a)                                  If any Governmental Entity issues to Purchaser or the Company (i) a notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or (ii) a notice of deficiency, notice of reassessment, proposed adjustment, assertion of claim or demand concerning Taxes or Tax Returns of the Company for any Pre-Closing Tax Period (each, a “Tax Claim”), Purchaser shall notify Seller of the receipt of such communication from the Governmental Entity and shall deliver a copy of any such written communication to Seller within five (5) Business Days after receiving such Tax Claim.

(b)                                 Purchaser and the Company shall control any proceeding relating to any Tax Claim with respect to Taxes or Tax Returns of the Company (a “Tax Contest”); provided that (i) Seller shall have the right to participate in any such Tax Contest to the extent it relates to Taxes or a Tax Return for a Pre-Closing Tax Period and in such case Purchaser and the Company shall promptly provide Seller with copies of all written communications relating to the Tax Contest, (ii) Purchaser shall keep Seller informed on a timely basis regarding the progress of any Tax Contest and consult with Seller with respect to any issue relating to such Tax Contest that could affect Seller, and (iii) Purchaser and the Company shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) if such settlement or other resolution relates to Taxes for which Seller is liable under this Agreement without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed).

(c)                                  At the request of Seller, Purchaser and the Company shall settle any issue related to Taxes for any Pre-Closing Tax Period on terms acceptable to Seller and the applicable Governmental Entity; provided that (i) Seller shall pay when due all Taxes (and other amounts) for which Seller is liable under this Agreement as a result of such settlement, and (ii) the settlement would not result in Purchaser or the Company paying any increased Taxes for which Seller is not required to fully indemnify Purchaser or the Company under this Agreement.

Section 11.6                                Amended Tax Returns.  Purchaser shall not file or cause to be filed any amended Tax Returns covering any period or adjusting any Taxes for a period that includes any Pre-Closing Tax Period without the prior written consent of Seller, which consent may not be unreasonably conditioned, withheld or delayed.  Purchaser shall not take and shall not cause or permit the Company to take any action that could increase the liability of Seller for Taxes under this Agreement or otherwise without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

Section 11.7                                Tax Refunds.  Purchaser and the Company shall cooperate with Seller in obtaining any Tax refunds for any Pre-Closing Tax Periods.  Any refunds for Taxes of the Company for Pre-Closing Tax Periods shall be the property of Seller.  If Purchaser or the Company receives a refund of Taxes that is the property of Seller, Purchaser shall pay the full amount of the refund to Seller within ten (10) Business Days of the receipt of the refund.

Section 11.8                                338(h)(10) Election.

(a)                                  Seller and Purchaser shall jointly elect under Section 338(h)(10) of the Code with respect to the purchase of the Outstanding Stock, on IRS Form 8023 or in such other manner as may be required by the IRS, and shall jointly make an election in the manner required under any analogous provisions of state, local, or foreign law (collectively, the “Section 338 Election”).

(b)                                 Seller, with the assistance and cooperation of Purchaser, shall prepare IRS Form 8023 and all requisite attachments thereto (and all forms under analogous provisions of state, local, or foreign law) in accordance with Tax laws. Seller shall deliver such forms and attachments to Purchaser within thirty (30) days after the Closing Date or at least sixty (60) days prior to the due date for filing, whichever is the earlier date.  Purchaser shall execute and return such completed forms and attachments to Seller.

(c)                                  Within ninety (90) days after the Final Purchase Price is finalized under Section 2.4, Seller shall prepare and deliver to Purchaser schedules (the “Allocation Schedule”) allocating the aggregate deemed sales price (as defined in Treasury Regulation Section 1.338-4) among the assets of the Company.  The Allocation Schedule shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder.  The Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on Purchaser unless, within thirty (30) days after the Allocation Schedule is delivered to Purchaser, Purchaser delivers a written notice to

Seller stating each and every item to which Purchaser objects (it being understood that any amounts not so disputed shall be final and binding).  If a change proposed by Purchaser is disputed by Seller, then Seller and Purchaser shall negotiate in good faith to resolve such dispute.  If, after a period of thirty (30) days following the date on which Purchaser gives Seller notice of any such proposed change, any such proposed change still remains disputed, then a determination regarding the disputed item(s) shall be made by the Designated Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Seller and Purchaser. Promptly upon receiving the final Allocation Schedule, Purchaser and Seller shall return an executed copy thereof to the other such party.

(d)                                 Purchaser and Seller shall file (or cause to be filed) all federal, state and local income Tax Returns in accordance with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any amended Tax Return or claim for refund, any examination or audit by any Governmental Entity, or any other proceeding), except to the extent otherwise required by any Legal Requirement and after written notice thereof to the other such Party.

ARTICLE XII

MISCELLANEOUS

Section 12.1                                Transaction Expenses; Transfer Taxes.

(a)                                  Purchaser shall bear all fees and expenses incurred by Purchaser and its Affiliates and representatives in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transaction contemplated hereby and thereby. Seller shall bear all fees and expenses incurred by Seller or the Company prior to Closing in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transaction contemplated hereby and thereby.

(b)                                 All sales, use, gross receipts, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties and interest) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transaction contemplated by this Agreement, if any, shall be paid by Purchaser when due, and Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Legal Requirements, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 12.2                                Amendments and Waivers.  This Agreement may be amended or modified only by a written agreement executed by each of the Company, Seller and Purchaser. Any right, power or privilege under this Agreement may be waived only in a writing executed by the Party having such right, power or privilege.  No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 12.3                                Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Access Agreement, the Customer Survey Agreement and the other agreements referred to herein, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among the Parties with respect to such matters.

Section 12.4                                Successors and Assigns.  Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Purchaser or Seller without the prior written consent of the other Party, except that Purchaser may assign this Agreement and its rights, interests and obligations hereunder to one of its Affiliates; provided, however, that notwithstanding any such assignment, Purchaser and Parent shall remain liable to Seller for all of their respective obligations arising hereunder.

Section 12.5                                Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS WITHIN TULSA, OKLAHOMA, OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY AND EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING IN RESPECT OF SUCH DISPUTE. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTION OF VENUE LAID THEREIN.  THE PARTIES AGREE TO ACCEPT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER INITIAL PLEADING MADE IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN THIS AGREEMENT. NOTHING IN THIS SECTION 12.5 HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE SUCH SUMMONS, COMPLAINT OR INITIAL PLEADING IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.6                                Notices.  All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) as follows:

(a) If to Purchaser or to the Company after the Closing to:	Tulsa Winch, Inc. 11135 S. James Ave., P.O. Box 1130 Jenks, Oklahoma 74037-1130 Attention: Mr. Steve Oden Tel: (918) 298-8312 Fax: (918) 298-8300 Email: soden@team-twg.com

If to Parent:	Dover Industrial Products, Inc. 3005 Highland Parkway, Suite 200 Downers Grove, IL 60515 Attention: Mr. Robert Scheuer Tel: (630) 743-2609 Fax: (630) 743-2674 Email: rfs@doverip.com

with a copy (not constituting notice) to:	Conner & Winters, LLP 4000 One Williams Center Tulsa, Oklahoma 74172 Attention: Mr. R. Kevin Redwine Tel: (918) 586-8540 Fax: (918) 586-8640 Email: kredwine@cwlaw.com

(b) If to Seller, or to the Company prior to the Closing to:	Blount, Inc. 4909 SE International Way Portland, Oregon 97222-4679 Attention: Mr. Dick Irving Tel: (503) 653-4569 Fax: (503) 789-2027 Email: rhi@blount.com

with a copy (not constituting notice) to:	DLA Piper LLP (US) 203 North LaSalle Street Suite 1900 Chicago, Illinois 60601 Attention: Stephen A. Landsman Tel: (312) 368-4050 Fax: (312) 630-6330 Email: stephen.landsman@dlapiper.com or to such other address or fax or telecopy number as such Party may hereafter specify for the purpose by notice given to the other Parties in accordance with this Section 12.6. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.6 and the appropriate facsimile confirmation is received, (b) if by overnight delivery service, with proof of delivery, the next Business Day, or (c) if delivered personally, when delivered at the address specified in this Section 12.6.

Section 12.7                                Time of the Essence.  Time is of the essence in this Agreement.  If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 12.8                                Schedules.  The schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any schedule to this Agreement shall be deemed to be disclosures made with respect to all representations, warrants, covenants and schedules contained in this Agreement, regardless of whether or not a specific cross reference is made thereto. The disclosure of any item or matter in any schedule hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

Section 12.9                                Counterparts.  The Parties may execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement.  The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission.  No Party may raise (a) the use of a facsimile or e-mail transmission to deliver a signature, or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or e-mail transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 12.10                          No Third-Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement, including, without limitation, any subsequent purchaser of the Owned Real Property.

Section 12.11                          No Strict Construction.  The Parties acknowledge that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

Section 12.12                          Headings.  The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

TULSA WINCH, INC.

By:	/s/ Steve Oden
Name:	Steve Oden
Title:	President

SELLER:

BLOUNT, INC.

By:	/s/ Richard H. Irving, III
Name:	Richard H. Irving, III
Title:	Senior Vice President, General Counsel and Secretary

And, solely for the purposes set forth in Article V, Article VI, Article X and Article XII:

PARENT:

DOVER INDUSTRIAL PRODUCTS, INC.

By:	/s/Thomas W. Giacomini
Name:	Thomas W. Giacomini
Title:	President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Schedule 1.1(a)

Seller’s Retained Liabilities

Seller will retain liability for:

1.                                       All Benefit Plans set forth on Schedule 4.13 and marked with an asterisk (*);

2.                                       Litigation relating to the matter entitled Wayne Paul Duncan and Belinda Duncan v. Chevron U.S.A., Inc. et al., United States District Court of Eastern District of Louisiana, Case No. 2:10-cv-00298 and, in the event of a dismissal, consolidation or separate filing of such matter, any case filed or re-filed by solely the same plaintiffs or their estates related to the events described in such litigation; and

3.                                       Litigation relating to the matter entitled Gerald Delacerda and Karen Delacerda v. Chevron U.S.A., Inc. et al., United States District Court of Eastern District of Louisiana, Case No. 2:10-cv-01455 and, in the event of a dismissal, consolidation or separate filing of such matter, any case filed or re-filed by solely the same plaintiffs or their estates related to the events described in such litigation.

Schedule 1.1(b)

Working Capital Schedule

Gear Products, Inc.

Working Capital Schedule

1

DISCLOSURE SCHEDULE TO

STOCK PURCHASE AGREEMENT

By and among

TULSA WINCH, INC.,

BLOUNT, INC.

AND

DOVER INDUSTRIAL PRODUCTS, INC.

Dated as of September 30, 2010

1

INTRODUCTION

Reference is made to the Stock Purchase Agreement dated as of September 30, 2010 (the “Agreement”), by and among Tulsa Winch, Inc., a Delaware corporation (“Purchaser”), Blount, Inc., a Delaware corporation (“Seller”), and, solely for the purposes set forth in Article V, Article VI, Article X and Article XII of the Agreement Dover Industrial Products, Inc., a Delaware corporation (“Parent”).  Purchaser, Seller and Parent are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”  Terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

This Disclosure Schedule (including all of the individual Schedules comprising this Disclosure Schedule) is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller or the Company except as and to the extent provided in the Agreement.  Matters reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature.  The provision of an item in this Disclosure Schedule as an exception to a representation or warranty in the Agreement will not, by itself, be deemed an admission by Seller or the Company that such item is material, that such item is reasonably likely to result in a Material Adverse Effect, that such item is outside the ordinary course of business, or that such item was required to be disclosed herein.  Except for purposes of disclosure to the Purchaser, no reference in this Disclosure Schedule to any agreement or document shall be construed as an admission or indication to any Person that is not a party to the Agreement that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document.  No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation exists or has actually occurred.  The disclosures in any section or subsection of this Disclosure Schedule shall qualify other sections and subsections in this Disclosure Schedule to the extent it is obvious and apparent on its face.  Headings have been inserted on the Schedules comprising this Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in the Agreement.  The information contained herein is in all events subject to the Confidentiality Agreement.

2

Schedule 4.2                                         Approvals and Consents

None.

3

Schedule 4.3(d)                                    Outstanding Indebtedness

Company is included as a guarantor under the Seller’s credit agreement with General Electric Capital Corporation, but Company will be removed as a guarantor at Closing.

4

Schedule 4.4                                         Financial Statements

5

Schedule 4.5                                         Events Subsequent to Reference Balance Sheet

None.

6

Schedule 4.6                                         Title to Assets

None.

7

Schedule 4.7                                         Compliance with Laws

None.

8

Schedule 4.8                                         Litigation

Name	Jurisdiction	Type	Description
ENERGY CRANES/ CHEVRON	LOUISIANA	PERSONAL INJURY	ON 10/4/09 A SWING BOX ASSEMBLY FAILED ON A CRANE MANUFACTURED BY GEAR.

DELACERDA, GERALD	GULF OF MEXICO	PERSONAL INJURY

DELACERDA WAS EMPLOYED BY CORRPRO COMPANIES AS AN INSPECTOR TO WORK ON AN OIL AND GAS PRODUCTION PLATFORM OWNED AND OPERATED BY CHEVRON, U.S.A., INC. WHILE BEING LIFTED BY A CRANE ON THE PLATFORM FROM A VESSEL, ON 10/4/09 THE CRANE FAILED AND THE PERSONNEL BASKET STRUCK A LEG OF THE PLATFORM. DELACERDA FELL 70-80 FEET INTO THE WATER. DELACERDA ALLEGES INJURIES TO HIS LOW BACK, HEAD, NECK. SUED CHEVRON. HE IS EXPECTED TO AMEND TO ADD GEAR, MANUFACTURER OF THE SWING GEAR BOX, AND SPARROWS, MANUFACTURER OF THE CRANE. THE SHAFT IN THE GEAR BOX BROKE. IT WAS ORIGINALLY SOLD BY GEAR TO THE CRANE MANUFACTURER TITAN IN 1992. SPARROWS IS THE NEW NAME FOR A SUCCESSOR OF TITAN.

DUNCAN, WAYNE	GULF OF MEXICO	PERSONAL INJURY

DUNCAN WAS EMPLOYED BY WAVELAND SERVICES, INC. AS A BLASTER/PAINTER TO WORK ON AN OIL AND GAS PLATFORM OWNED AND OPERATED BY CHEVRON, U.S.A., INC. WHILE BEING LIFTED BY A CRANE ON THE PLATFORM FROM A VESSEL, ON 10/4/09 THE CRANE FAILED AND THE PERSONNEL BASKET STRUCK A LEG OF THE PLATFORM. DUNCAN ALLEGES INJURIES TO HIS BACK AND NECK. SUED CHEVRON. AMENDED COMPLAINT TO ADD SPARROWS CRANE LTD. AND SPARROWS OFFSHORE GROUP LTD. AS MANUFACTURER OF CRANE AND GEAR AS MANUFACTURER OF SWING GEAR BOX. THE SHAFT IN THE GEAR BOX BROKE. IT WAS ORIGINALLY SOLD BY GEAR TO THE CRANE MANUFACTURE TITAN IN 1992. SPARROWS IS NEW NAME FOR A SUCCESSOR OF TITAN.

9

Schedule 4.9                                         Tax Matters

(b)  On December 16, 2009, GPI entered into an agreement with the Iowa Department of Revenue resolving any income tax liabilities for taxable years or periods ending prior to and including the period ending December 31, 2008.  Also, the Illinois Department of Revenue has notified the Company that it had not received the state withholding taxes for the Company during the second quarter.  The taxes were paid by the Company to the automatic data processing vendor (“ADP”) but were not paid to the Illinois Department of Revenue.

(g)  Seller entered into a Statute of Limitation extension agreement with the IRS that runs through September 17, 2010 affecting the December 31, 2002, December 31, 2004 and December 31, 2005 calendar years.

10

Schedule 4.10                                      Environmental Matters

(a)  Purchaser conducted a Phase II investigation on the Owned Property during the due diligence period.  The limited Phase II investigation data provided to Company indicated the potential presence of total petroleum hydrocarbon contamination beneath the waste oil and chip storage shed located to the southeast outside the main manufacturing building.  The potentially contaminated area may also have an Underground Storage Tank (“UST”) as defined by Environmental Laws, which was not registered as such by GPI.  Subsequently, GPI did not comply with any reporting requirements that may have been applicable to a UST.

Also, the facility on the Owned Real Property may require disclosures, updates or modifications relating to asbestos-containing products, Spill Prevention and Control Countermeasures and waste from its air compressors.

(c)  In addition to those items listed in subsection (a) above, in 1991 a diesel spill occurred on the Owned Real Property as a result of a third party’s tractor-trailer.  On October 12, 1992, Gear obtained a “no further action” letter regarding known soil contamination related to a product drum storage area that was remediated. In February 25, 1993, Gear received a “no further action” letter regarding a waste oil trench and sump system that was remediated.

(f)  Gear was a named third party in the Sand Springs Petrochemical Complex Superfund Site.

(g) See response to (a) above.

11

Schedule 4.11                                      Intellectual Property

Registered Marks

Mark	Registration Number	Date
DESIGN GEAR IN A PARALLELOGRAM	2,353,146	5/30/2000

Domain Name

“gearproducts.com”

Domain Registration with Go Daddy

Domain Registration with Network Solutions

12

Schedule 4.12                                      Owned Real Property

(a)  1111 North 161st East Avenue, Tulsa Oklahoma, 74116.

(d)  Gear has allowed a neighbor’s horses to graze on the Owned Real Property.

13

Schedule 4.13                                        Employee Benefits

(a)  Company’s employees are provided the opportunity to participate certain benefits offered either by Seller or the Company either pursuant to Plans or Policies:

PLANS

The Blount 401(k) Retirement Savings Plan*

Blount International, Inc. Supplemental Retirement Plan*

Blount Annual Incentive Plan*

Blount Executive Management Annual Incentive Plan*

Blount International, Inc. 2006 Equity Incentive Plan*

Blount Welfare Benefit Plan for Retired Employees (not Medicare eligible)*

Medical Plan for Retirees Under Age 65

Medical Plan for Retirees Eligible for Medicare

Kaiser Medical Plan Option for Retirees located at Int’l Way/Ptd

Life Insurance

The Blount Retirement Plan*

Blount Senior Management Severance Plan*

Blount Welfare Benefit Plan for Active Employees*

Delta Dental

Flexible Benefits

Highmark Medical

Highmark Benefits Administrator

•Vision

Kaiser

•Medical

•Dental

Oregon Dental Service

Prudential

•Life

•Accidental Death and Disability

•Optional Life

•Voluntary Accidental Death and Disability,

UNUM Disability

•Short Term Disability (ASO Only)

Takeover Long Term Disability (ASO Only)

UNUM Long Term Disability

Zurich Business Travel Accident

Cascade Center EAP

POLICIES

Leave of Absence Policy

Contributions Policy

Credit Union Policy

Emergency Business Closure Policy

Educational Assistance Policy

Holidays Policy

Length of Service Credits Policy

Moving Expenses — New Employees Policy

Moving Expenses — Transferred Employees Policy

Overtime Policy

Severance Pay Policy

Sick Leave Policy

STD and LTD Policy

14

Vacation Policy

* Seller will retain liability for the Plans set forth on this schedule 4.13(a) marked with an asterisk (*).

(e) The Department of Labor conducted an audit of Blount’s Retirement Plan in August of 2008, which is now closed with no material findings.

15

Schedule 4.14                                      Material Contracts

(a) through (l)

Third Party to Agreement	Type	Entered Into
Great America Leasing Corporation	Copier Lease	1-9-09
Drake Systems, Inc.	Copier Lease	5-21-10
JDH Pacific, Inc.	Supplier Agreement	7-9-03
UniFirst Corporation [Uniform Agreement]	Services Agreement	5-28-10
CoxCom, Inc., Cox Oklahoma Telecom, LLC	Services Agreement	1-9-09
Vault Management Incorporated	Management Agreement	9-25-07
UniFirst Corporation [Floor Mat Agreement]	Services Agreement	5-28-10
MAPICS, Inc.	License Agreement	4-25-05
Infor Global Solutions	Maintenance Invoice	2-22-10
O.M.E. Corporation	Maintenance Agreement	2-8-06

(f)  The Company ordered a New Induction Hardening Machine via purchase order on December 17, 2009 for $535,000.  The company paid $214,000 down (on December 17, 2009) and $267,500 is due prior to shipment and $53,500 is due upon successful start up (not to exceed 60 days from shipment).

16

Schedule 4.16                                      Insurance

Insurer	Type	Coverage
Lexington Ins. Co.	General Liability	$2M General Aggregate
Lexington Ins. Co.	Umbrella Liability (Primary)	$25M General Aggregate
ARCH Ins. Co/Swett & Crawford	Umbrella Liability (Excess)	$25M Excess of $25M
Great American/Swett & Crawford	Umbrella Liability (Excess)	$25M Excess of $50M
Liberty Mutual Fire Ins. Co	Automobile	$1M Combined Single
Federal Insurance Company (Chubb)	Business Travel Accident	$250,000 Principal Sum
AXIS Ins.Co./Media Prof. Ins.	Media Liability	$5M Each Loss
Liberty Mutual Ins. Co.	Workers’ Compensation - Deductible	$1M Per Accident
Federal Ins. Co. (Chubb)	Directors & Officers Liability (Primary) and Executive Risk	$15 Each Claim
ACE American Ins. Co.	Directors & Officers Liability (Excess)	$10M Excess of $15M
National Union Fire Inc. Co of Pittsburgh, PA (Chartis)	Directors & Officers Liability (Excess - Side A DIC)	$5M Excess of $25M
FM Global	Property	$772,447,000
Federal Insurance Co. (Chubb)	Cargo	$2M Per Occurrence

Gear also provides its own Flood Insurance through Selective Insurance Company of Southeast covering up to $500,000 for the building and $500,000 for the contents in the building.

17

Schedule 4.17                                      Affiliate Transactions

None.

18

Schedule 4.18                                      Licenses and Permits

Air Emissions Inventory Turnaround

Oklahoma Manufacturer Sales Tax Exemption Permit

Storm Water Discharge Permit

19

Schedule 4.19                                      Customers and Suppliers

Top 10 Customers by sales percentage (Through June 2010)

ALTEC INDUSTRIES, INC.

CAT FOREST PRODUCTS

IOWA MOLD TOOLING

BRODERSON MANUFACTURING

TIME MFG. CO.

STELLAR INDUSTRIES, INC.

HYDRADYNE HYD.

ATLAS COPCO

BADGER EQUIPMENT CO

EQUIPMENT TECH INC

Top 10 Customers by sales percentage for Calendar Year 2009

ALTEC INDUSTRIES, INC.

IOWA MOLD TOOLING

BRODERSON MANUFACTURING

TIME MFG. CO.

CAT FOREST PRODUCTS (1)

MANITEX, INC.

STELLAR INDUSTRIES, INC.

TEREX UTILITIES (TELELECT)

EQUIPMENT TECH INC

BADGER EQUIPMENT CO

Top 10 Vendors by purchases (Through June 2010)

JDH PACIFIC, INC.

McINNES STEEL COMPANY

G&S FOUNDRY & MFG. CO.

HONGTENG HEAVY EQUIPMENT INDUSTRIES LTD.

METALTEK INTERNATIONAL

FRISA

SPECIAL METALS, INC.

FOUR STATE INDUSTRIAL SUPPLY

GLEASON CUTTING TOOLS

AFS LOGISTICS INC

Top 10 Vendors by purchases for Calendar Year2009

JDH PACIFIC, INC.

G&S FOUNDRY & MFG. CO.

McINNES STEEL COMPANY

DIXIE MACHINERY, INC.

INDUCTOHEAT

FRISA

SPECIAL METALS, INC.

FOUR STATE INDUSTRIAL SUPPLY

ACCURATE SPECIALTIES INC.

GLEASON CUTTING TOOLS

20

Schedule 4.21                                      Accounts Receivable

The Company’s balance sheet reflects an amount described as “Interco advances” within the Company’s Shareholders equity section, which will be settled and released between the Seller and the Company immediately prior to closing.  Following Closing, the amount reflected in the balance sheet will not be a valid receivable of the Company.

21

Schedule 4.22                                      Powers of Attorney; Authorized Signatories

(b)

Bank of Oklahoma (Payroll)	207916218	Wendy J. Gilligan Timothy D. Simmons William C. Alford
Bank of America (Disbursement)	003299809196	Wendy J. Gilligan Timothy D. Simmons William C. Alford
Bank of America (Lockbox)	003284002880	Wendy J. Gilligan

22

Schedule 4.23                                      Product Warranties

Gear Products, Inc. and Altec Industries, Inc. letter Warranty Agreement dated November 8, 2007.

In addition to the Warranty provided to Altec, the Company issues the following general limited warranty regarding its products:

“GEAR PRODUCTS, INC. (“GPI”) warrants each new product to be free from defects in material and workmanship for a period on one (1) year from date of shipment by GPI’s factory when properly installed and maintained in an application consistent with its intended normal use.  However, each GPI Gear Box which remains unused for a period of one hundred eighty (180) days after date of shipment by GPI’s factory will not be warranted for leakage due to seal aging.

No product will be eligible for warranty if rust or corrosion has started on internal surfaces due to lack of lubrication in the assemblies.  Otherwise, should any product be found under normal use and service during the warranty period to be defective, GPI will, at its option, repair or replace such product f.o.b. Tulsa, Oklahoma, provided such product is returned to the location designated by GPI, freight prepaid, and inspection by GPI establishes the defect to the satisfaction of GPI.  Any replacement provided under this warranty will be warranted for the remainder of the warranty period applicable to the product in which it is installed or which it replaces.

This warranty shall not apply to a product upon which repairs or alterations have been made, unless authorized by GPI, or to a product which has been misused, neglected, improperly maintained or incorrectly installed; nor shall this warranty apply to any product manufactured in accordance with specifications of buyer, and GPI shall have no responsibility or liability for such product.

Buyer’s remedy under this warranty is exclusive and is limited to repair or replacement as provided herein.  GPI shall not in any event be liable for consequential or incidental damages, regardless of whether such damages arise from contract or tort, including negligence, nor shall GPI be held liable for any expenses, attorneys’ fees or delay caused by defective material or workmanship.  No allowance will be made for repairs, replacements or alterations unless made with the written consent of GPI.

THIS WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.”

23

Schedule 5.3                                         Purchaser Consents

None.

24

Schedule 5.5                                         Parent Financial Statements

25

Schedule 6.2(b)                                    Existing Contracts Mandating Payments to Employees

None.

26

Schedule 7.2(d)                                    Required Consents

None.

27

Schedule 7.2(e)                                    Agreements to be Terminated

None.

28

Schedule 10.4(k)                                 Environmental Documents

Oklahoma Department of Environmental Quality Annual Comprehensive Site Compliance Evaluation Report for Industrial Facilities, April 2, 2007

Storm Water Discharge Permit, March 7, 2007

Tier II File Submission Receipt, February 8, 2010

Generator Waste Profile Sheet, April 15, 2004

2009 Air Emissions Inventory Turnaround Document

1991 Air Monitoring Program

1991 Diesel Fuel Spill at Gear

1991 Environmental Review

1991 Medical Surveillance Program

1991 Paint Booth Water Curtain Sampling and Evaluation Steam Cleaning Effluent Sampling and Evaluation

1991 Remedial Action Plan

1991 Remediation Plan Progress Report

1991 Transportation of Waste Materials

1992 Closure of the Product Drum Storage Area

1992 Draft Hazard Communication Program

1992 Medical Surveillance Program for Lead Exposure

1992 OSHA programs

1992 Product Drum Storage Area Closure Approval

1992 Product Drum Storage Area letter, October 12, 1992

1992 Product Storage Areas Closure Report

1992 Shop Area Sumps letter, February 11, 1992

Summons and Complaint of Gear as 3rd Party Defendant with October 12, 1992 Oklahoma State Department of Health letter regarding Product Drum Storage Area

1992 Summons and Complaint of Gear as 3rd Party Defendant

1992 Sump System Closure Site Specific/Characteristic Evaluation

1992 US EPA Strom Water Permitting Requirements

1992 USBCI Agreement

1993 Memo Re Environmental Matters

1993 Memo Re Pit Closure

1993 Memo Re Product Storage Area Completion

1993 Simon Hydro-Search, Inc., Remedial Action Plan

1993 Sump System Closure Approval, February 25, 1993

1993 Sump System Closure Report Supplement

1993 Sump System Closure SARA Title III Reporting

1993 letter from Simon Hydro-Search regarding Texas Water Commission Rules for Self Classification Industrial Solid Waste and Municipal Hazardous Waste

1994 Bill from Simons Hydro-Search Inc.

1998 OSHA Cooperative Compliance Program

1998-1999 Vanguard Environmental Agreement

2006 Reminder to File Tier 2 Reports

MSDS GPI Master List

Raybestos Friction Materials Asbestos Memo, September 13, 2010

Limited Phase II Soil and Groundwater Evaluation of the Owned Real Property prepared on behalf of Purchaser by HDR/e2M, Dated August 26, 2010.

Phase I Evaluation of Owned Real Property prepared on behalf of Purchaser by HDR/e2M, Dated August 2010.

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ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assignment and Assumption”) is made as of September 30, 2010, by and between Blount, Inc., a Delaware corporation (“Seller”), and Tulsa Winch, Inc., a Delaware corporation ( “Purchaser”).  This Assignment and Assumption is executed pursuant to the terms of the Stock Purchase Agreement dated as of September 30, 2010 by and among Seller, Purchaser and Dover Industrial Products, Inc., a Delaware corporation (the “Purchase Agreement”).

In consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.                                       Capitalized terms used but not defined herein shall have the respective meanings attributed to them in the Purchase Agreement.

2.                                       Upon the terms and subject to the conditions set forth in the Purchase Agreement, Seller hereby assumes and agrees to pay, perform and discharge when due and on a timely basis all liabilities relating to Benefit Plans that are Seller’s Retained Liabilities.

3.                                       Nothing in this Assignment and Assumption, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of Seller or Purchaser as set forth in the Purchase Agreement.

4.                                       Nothing in this Assignment and Assumption, express or implied, is intended or shall be construed to confer upon, or give to, any Person, other than the parties to this Assignment and Assumption, any rights, remedies, obligations or liabilities.

5.                                       This Assignment and Assumption shall bind and inure to Seller and Purchaser and their respective successors and assigns.

6.                                       This Assignment and Assumption may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Assignment and Assumption Agreement as of the date first written above.

SELLER:

BLOUNT, INC.

By:	/s/ Richard H. Irving, III
Name:	Richard H. Irving, III
Title:	Senior Vice President, General Counsel and Secretary

PURCHASER:

TULSA WINCH, INC.

By:	/s/ Steve Oden
Name:	Steve Oden
Title:	President

GENERAL RELEASE AND COVENANT NOT TO SUE

This General Release (this “Release”) is entered into this 30th day of September, 2010, by and between Blount, Inc., a Delaware corporation (“Seller”), and Gear Products, Inc., an Oklahoma corporation (the “Company”).  Seller and the Company are collectively hereinafter referred to as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, pursuant to the terms and conditions of that certain Stock Purchase Agreement dated as of September 30, 2010 (the “Purchase Agreement”), by and among Seller, Tulsa Winch, Inc., a Delaware corporation (“Purchaser”), and Dover Industrial Products, Inc., a Delaware corporation, Purchaser will purchase from Seller all of the issued and outstanding capital stock of the Company (the “Contemplated Transaction”); and

WHEREAS, in accordance with Section 6.8 of the Purchase Agreement, the Parties are desirous of amicably resolving forever any and all matters, issues and controversies relating to the Company and arising from or related to any event, fact or circumstance, occurring before or at the Closing.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound, the Parties covenant, promise and agree as follows:

1.             Recitals: The foregoing recitals are true and correct and are incorporated herein by reference.  Capitalized terms used but not defined herein shall have the respective meanings attributed to them in the Purchase Agreement.

2.             Release.

(a)           For and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, on behalf of itself and its agents, representatives, successors, executors, estates, heirs, administrators, attorneys, insurers and assigns hereby releases, remises and forever discharges the Company and its past, present and future representatives, directors, officers, employees, agents, predecessors, successors, assigns, parent company, subsidiaries, affiliates, attorneys and insurers (hereinafter collectively the “Company Releasees”) from any and all proceedings, demands, rights, causes, causes or manners of action, suits, obligations, liabilities, debts, sums of money, accounts, bills, dues, covenants, undertakings, promises, contracts, agreements, charges, complaints, controversies, grievances, damages, judgments, actions, claims, losses, costs or expenses (including attorneys’ fees and costs), known or unknown, suspected or unsuspected, matured, unmatured or contingent, potential or direct, at law or in equity, based in statute, common law or otherwise, that Seller has had or may now have against any Company Releasee, relating to the Company and arising from or related to any event, fact or circumstance, occurring before or at the Closing.

(b)           For and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its agents, representatives, successors, executors, estates, heirs, administrators, attorneys, insurers and assigns hereby releases, remises and forever discharges Seller and its past, present and future representatives, directors, officers, employees, agents, predecessors, successors, assigns, parent company, subsidiaries, affiliates, attorneys and insurers (hereinafter collectively the “Seller Releasees”) from any and all proceedings, demands, rights, causes, causes or manners of action, suits, obligations, liabilities, debts, sums of money, accounts, bills, dues, covenants, undertakings, promises, contracts, agreements, charges, complaints, controversies, grievances, damages, judgments, actions, claims, losses, costs or expenses (including attorneys’ fees and costs), known or unknown, suspected or unsuspected, matured, unmatured or contingent, potential or direct, at law or in equity, based in statute, common law or otherwise, that the Company has had or may now have against any Seller Releasee, relating to the Company and arising from or related to any event, fact or circumstance, occurring before or at the Closing.

(c)           This Release shall not apply to any rights either Party has pursuant to the Purchase Agreement, the Contemplated Transaction or any other documents contemplated thereby.

3.             Covenant Not to Sue.  After the Closing, each Party will not, and will not permit any of its Affiliates, agents, representatives, successors and permitted assigns to, initiate or maintain any action, suit, proceeding, investigation, charge, complaint, claim or demand against any Company Releasee or Seller Releasee, as applicable, before any court, governmental authority or other forum relating to any claim released hereby.  If any court or governmental authority assumes jurisdiction with respect to any action, suit, proceeding, investigation, charge, complaint, claim or demand against any Company Releasee or Seller Releasee relating to any claim released hereby, then Seller or the Company, as applicable, will or will cause its applicable Affiliates to, direct that agency or court to withdraw from or dismiss such action, suit or proceeding with prejudice.  If, after the Closing, Seller or the Company, or any of their respective Affiliates, as applicable, initiates or maintains any action, suit, proceeding, investigation, charge, complaint, claim or demand against any Company Releasee or Seller Releasee, as applicable, with respect to any claim released hereby, then Seller or the Company, or any of their respective Affiliates, as applicable, will promptly pay all costs and expenses (including attorneys’ fees and costs) incurred by such Company Releasee or Seller Releasee, as applicable, in defending against such action, suit, proceeding, investigation, charge, complaint, claim or demand.

4.             No Assignment or Transfer of Claims.  Each Party represents that it has not assigned or otherwise transferred any claim released hereby.

5.             Acknowledgements and Agreements of the Parties.  In signing this Release, each Party acknowledges and agrees that:

(a)                                  this Release will be effective as a bar to all claims released hereby;

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(b)                                 this Release will be given full force and effect according to its express terms and provisions (including those relating to unknown and unsuspected claims, notwithstanding any state law expressly limiting the effectiveness of a general release of unknown, unsuspected or unanticipated claims);

(c)                                  if Seller or the Company, or any of their respective Affiliates, as applicable asserts any claim released hereby against any Company Releasee or Seller Releasee, as applicable, then this Release will serve as a complete defense to such claim;

(d)                                 there does not currently exist any claims and such Party is not aware of any pending or threatened claims;

(e)                                  neither this Release nor the furnishing of consideration for this Release will be deemed an admission by Seller, the Company, any of their respective Affiliates and any Company Releasee or Seller Releasee, as applicable, of any improper or unlawful conduct; and

(f)                                    after the Closing, the Parties may discover facts different from or in addition to those now known or believed to be true regarding the subject matter of this Release, and this Release will remain in full force and effect, notwithstanding the existence of any different or additional facts.

6.             Additional Acknowledgements and Agreements of the Parties.  In signing this Release, each Party further acknowledges and agrees that such Party:

(a)                                  has carefully read and fully understands all of the provisions of this Release and has had the opportunity to discuss the same and their consequences with such Party’s attorney;

(b)                                 is, through this Release, releasing any Company Releasee or Seller Releasee, as applicable, from all claims that such Party and its Affiliates may have against such Company Releasee or Seller Releasee, as applicable;

(c)                                  knowingly and voluntarily agrees to all of the terms of this Release;

(d)                                 knowingly and voluntarily intends to be legally bound by the terms of this Release;

(e)                                  was advised, and is hereby advised in writing, to consult with an attorney of such Party’s choice before signing this Release concerning its meaning and application; and

(f)                                    agrees that the provisions of this Release as they relate to such Party and its Affiliates may not be waived, amended or restated except by an instrument in writing signed by authorized representatives of the Parties.

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7.             General Provisions.

(a)           Entire Agreement.  This Release constitutes the complete agreement and understanding regarding the subject matter of this Release and supersedes any prior understandings, agreements or representations regarding the subject matter of this Release.

(b)           Amendments.  The Parties may amend this Release only pursuant to a written agreement executed by the Parties.

(c)           Binding Effect; Benefit.  This Release will inure to the benefit of and be binding upon the Parties, their respective Affiliates, the Seller Releasees, the Company Releasees and their respective successors and permitted assigns, and this Release and all of its provisions and conditions are for the sole and exclusive benefit of the Parties, their respective Affiliates, the Seller Releasees, the Company Releasees and their respective successors and permitted assigns.

(d)           Severability.  If any court of competent jurisdiction holds any provision of this Release invalid or unenforceable, then the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e)           References.  The headings of sections are provided for convenience only and will not affect the construction or interpretation of this Release.  Unless otherwise provided, references to “Section(s)” refer to the corresponding section(s) of this Release.  Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

(f)            Construction.  The Parties participated in the negotiation and drafting of this Release, assisted by such legal counsel as they desired, and contributed to its revisions.  All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require.  The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.

(g)           Governing Law.  THIS RELEASE IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

(h)           Consent to Jurisdiction.  The Parties hereby (i) agree to the non-exclusive jurisdiction of the federal courts within Tulsa, Oklahoma with respect to any claim or cause of action arising under or relating to this Release, (ii) waive any objection based on forum non conveniens and waive any objection to venue of any such suit, action or proceeding, (iii) waive personal service of any process upon them, and (iv) consent that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to each Party at the address provided on the signature page hereto, and service so made will be complete when received.  Nothing in this Section 7(h) will affect the rights of any person to serve legal process in any other manner permitted by law.

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(i)            Waiver of Trial by Jury.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF ITS RIGHTS UNDER THIS RELEASE.

(j)            Counterparts.  The Parties may deliver an executed signature page to this Release by facsimile or e-mail transmission.  The Parties may not raise (i) the use of a facsimile or email transmission to deliver a signature or (ii) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and the Parties forever waive any such defense.

[signature page follows]

5

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Release to be executed as of the day and year first above written.

SELLER:

BLOUNT, INC.

By:	/s/Richard H. Irving, III
Name:	Richard H. Irving, III
Title:	Senior Vice President, General Counsel and Secretary

Address:
4909 SE International Way
Portland, Oregon 97222-4679
Attn: Richard H. Irving, III

THE COMPANY:

GEAR PRODUCTS, INC.

By:	/s/ Steve Oden
Name:	Steve Oden
Title:	President

Address:
c/o Tulsa Winch, Inc.
11135 S. James Ave., P. O. Box 1130
Jenks, Oklahoma 74037-1130
Attn: Steve Oden